Exhibit 10.3

WARWICK MALL VITAMIN WORLD LSE

WARWICK MALL

Warwick, Rhode Island

Lease to

VITAMIN WORLD

FROM THE OFFICE OF:

Goulston & Storrs

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

1

WARWICK MALL

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XX.	LANDLORD’S REMEDIES		30

XXI.	MISCELLANEOUS PROVISIONS		33

	21.1.	Waiver	33
	21.2.	Covenant of Quiet Enjoyment	34
	21.3.	Status Report	34
	21.4.	Notice to Mortgagee and/or Ground Lessor	35
	21.5.	Assignment of Rents	35
	21.6.	Mechanic’s Liens	36
	21.7.	No Brokerage	36
	21.8.	Definition of Additional Rent	36
	21.9.	Landlord’s Fees and Expenses	36
	21.10.	Invalidity of Particular Provisions	37
	21.11.	Provisions Binding, Etc.	37
	21.12.	Governing Law	37
	21.13.	Recording	37
	21.14.	Notices	37
	21.15.	When Lease Becomes Binding	38
	21.16.	Paragraph Headings	38
	21.17.	Lease Superior or Subordinate to Mortgage and Sale-Leaseback	39
	21.18.	Holding-Over	40
	21.19.	Interest	40
	21.20.	Price Index	40
	21.21.	Expansion	41
	21.22.	Other Agreements	44
	21.26.	Intentionally Omitted	44
	21.14.	REIT Financing Provision	44
	21.26.	Intentionally Omitted	44
	21.26.	Intentionally Omitted	44
	21.27.	Intentionally Omitted	44
	21.28.	Tenant’s Identity Representation	44
	21.29.	Intentionally Omitted	45
	21.30.	Special Right of Termination	46

Guarantee
Exhibit A - Plan
Exhibit B - Store Remodeling Regulations

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INDENTURE OF LEASE

WARWICK MALL

THIS INDENTURE OF LEASE made as of the 20th day of August, 2003, by and between WARWICK MALL L.L.C., a Rhode Island limited liability company, having a mailing address c/o Bliss Properties, Inc., P.O. Box 2513, Providence, RI 02906-0513 (hereinafter referred to as “Landlord”), of the one part, and the Tenant named in Section 1.1. below (hereinafter referred to as the “Tenant”) of the other part.

W I T N E S S E T H:

ARTICLE I

Basic Data

Section 1.1.  The following sets forth basic data hereinafter referred to in this lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

Tenant:  Vitamin World, Inc.

State of Incorporation:  Delaware.

Present Mailing Address of Tenant:  4320 Veterans Memorial Highway, Holbrook, NY 11741.

Tenant’s Trade Name: Vitamin World.

Lease Term:  Commencing on the date determined in accordance with the provisions of Section 3.2. of this lease and continuing until the expiration of seven (7) years (plus the partial calendar month, if any) from and after said commencement date, unless sooner terminated as provided herein.

Minimum Rent Payment: For and with respect to the first (1st) and second (2nd) twelve (12) full calendar month periods of the term of this lease (plus the partial calendar month, if any, from and after the term commencement date), at the rate of Sixty-seven Thousand Five Hundred and 00/100 DOLLARS ($67,500.00) per annum, payable at the rate of Five Thousand Six Hundred Twenty-five and 00/100 DOLLARS ($5,625.00) per calendar month, and proportionately at such rate for any partial month.

For and with respect to the third (3rd) through fifth (5th) twelve (12) full calendar month periods of the term of this lease, at the rate of Seventy-five Thousand and 00/100 DOLLARS ($75,000.00) per annum, payable at the rate of Six Thousand Two Hundred

Fifty and 00/100 DOLLARS ($6,250.00) per calendar month, and proportionately at such rate for any partial month.

For and with respect to the sixth (6th) and seventh (7th) twelve (12) full calendar month periods (being the balance) of the term of this lease, at the rate of Eighty-two Thousand Five Hundred and 00/100 DOLLARS ($82,500.00) per annum, payable at the rate of Six Thousand Eight Hundred Seventy-five and 00/100 DOLLARS ($6,875.00) per calendar month, and proportionately at such rate for any partial month.

Percentage Rent Payment:  An amount equal to eight percent (8%) of the excess of gross sales (as herein defined) over the Base gross sales figure determined as follows:  said figure, with respect to each lease-year, shall be arrived at by dividing the annual minimum rent paid for such lease-year by eight percent (8%).

Initial Promotional Charge:  At the rate of $208.33 per calendar month.

Sprinkler Charge:  50¢ per square foot of floor area contained within the demised premises (as set forth in Section 2.1 hereof) per annum.

Security Deposit:  None.  (See Section 21.28.)

Guarantor of Tenant’s Obligations:  None. (See Section 21.28.)

Use:  Only as a first-class, high-quality retail store for the display and sale of vitamins, food supplements and sports nutrition products, and as incidental thereto, for the display and sale of health and beauty aids and incidental items such as literature related thereto, provided that in no event shall the area devoted to the sale of such health and beauty items (and incidental items related thereto) exceed fifteen percent (15%) of the sales area of the demised premises.  The demised premises shall be used for no other purpose or purposes.

Subject to and without enlarging upon the foregoing enumerated, permitted use, the Tenant’s operations in the demised premises shall always be of substantially the same type, high quality and character (including, without limitation, types of goods to be sold, pricing and other basic policies) as the other “Vitamin World” shopping center retail store operations presently being conducted in the New England area.

ARTICLE II.

Premises

Section 2.1.  The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord, upon and subject to the terms and provisions of this lease, the portion of the building (which portion is sometimes hereinafter referred to as the

“demised premises”) shown on Exhibit “A” hereto annexed and made a part hereof as Vitamin World containing approximately 1,500 square feet of floor area.

Excepting and reserving to the Landlord the roof and exterior walls of the building or buildings of which the demised premises are a part; and further reserving to the Landlord the right to place in the demised premises (in such manner as to reduce to a minimum the interference with the Tenant’s use of the demised premises) utility lines, pipes, and the like, to serve premises other than the demised premises, and to replace and maintain and repair such utility lines, pipes and the like in, over and upon the demised premises as may have been installed in the building.

Section 2.2.  The term “Shopping Center” wherever used in this lease is hereby defined to mean only the “Developer’s Tract” portion of the Warwick Mall development (located in Warwick, RI, and comprised of three (3) tracts; namely, the Developer’s Tract, the Macy’s Tract and the Filene’s Tract) as indicated on said Exhibit “A”, including any and all structures, parking facilities, roadways, common facilities and the like built (or to be built) thereon, as the same may from time to time be reduced by eminent domain takings, dedications to public authorities, or exclusions by the Landlord (by written notice to the Tenant) of portions thereof, or increased by the addition of other lands together with structures and the like thereon which may from time to time be designated by the Landlord, by written notice to the Tenant, as constituting a part of the Shopping Center.  Anything in this lease to the contrary notwithstanding, it is expressly understood and agreed that the designation or use from time to time of portions of the Shopping Center as common areas shall not restrict the Landlord’s use, as it determines for its exclusive benefit, of such areas for buildings or structures and/or for retail or such other purposes as the Landlord shall determine, including, without limitation, the expansion or remodeling of the Shopping Center to include one or more converted or new department stores, other Major Stores and small stores (on the present and/or additional levels), the Landlord hereby reserving the unrestricted right to build, add to, subtract from, lease, license, relocate and/or otherwise use (permanently and/or temporarily) any buildings, structures and roadways anywhere upon, and make use of areas within, the Shopping Center, including but without limitation, the right to erect and maintain any number of so-called “kiosks”, etc., anywhere within the enclosed malls or other common areas of the Shopping Center, for retail or such other purposes as Landlord shall determine.

ARTICLE III.

Term of Lease

Section 3.1.  TO HAVE AND TO HOLD the demised premises unto the Tenant for the term specified in Section 1.1 hereof unless sooner terminated as provided herein.

Section 3.2.  The term hereof shall commence on the earlier to occur of:  (i) November 1, 2003, or, if later, forty-five (45) days after delivery of possession of the demised premises to the Tenant as herein provided (see Section 21.28); or (ii) the date that the Tenant first opens for business in the demised premises.  The parties hereto agree, upon demand of the other, to execute a supplemental instrument expressing the commencement and termination dates of the term hereof when the commencement date has been determined.

Section 3.3.  The Tenant, subsequent to the delivery of possession and prior to the commencement of the term hereof, shall be permitted to install fixtures and other equipment, and do other work, provided, however, that such activities of the Tenant shall not interfere with construction work of the Landlord or the conduct of business or construction work of other tenants or occupants in the Shopping Center.

Section 3.4.  In the event the Tenant shall have failed to complete the Tenant’s work in accordance with the provisions of Section 6.2 of this lease and to have opened the demised premises for business by the term commencement date determined in Section 3.2 of this lease, then all of Tenant’s charges hereunder nevertheless shall commence on that date at the rates specified or determined in accordance with the provisions of this lease, but if the Tenant still has not so opened for business by the date that is thirty (30) days after said term commencement date, then from and after the end of such 30-day period minimum rent shall accrue hereunder and be payable at the rate of one-fifteenth (1/15th) of the monthly amount of the Tenant’s initial minimum rent per day until the Tenant shall open for business.

ARTICLE IV.

Minimum Rent

Section 4.1.  The Tenant covenants and agrees to pay without notice, demand or offset to the Landlord, minimum rent for said premises at the rate(s) specified in Section 1.1 hereof, and proportionately at such rate for any partial month occurring at the commencement of the term hereof, which minimum rent shall be paid monthly, in advance, on the first day of each and every calendar month during the term hereof, the first such payment to be made on the commencement of the term of this lease.  All checks for rent and all other charges payable under this lease shall be made payable to Warwick Mall and shall be sent, until further notice from Landlord, to Warwick Mall, c/o Bliss Properties, P.O. Box 25l3, Providence, R.I. 02906.  For and with respect to each installment of minimum rent that is not received by the Landlord within five (5) days after the date when due, the Tenant shall pay to the Landlord on demand, as additional rent, a late charge in an amount equal to five percent (5%) of the amount of the overdue payment for the purpose of defraying Landlord’s administrative expenses relative to handling such overdue payment.

ARTICLE V.

Percentage Rent

Section 5.1.  In addition to the minimum rent specified in ARTICLE IV above, and as part of the total rent to be paid by the Tenant to the Landlord, the Tenant covenants and agrees to pay to the Landlord, as aforesaid, as percentage rent for each lease-year (as hereinafter defined) of the term hereof, a sum equal to the percentage of gross sales specified in Section 1.1 hereof, multiplied by the amount by which gross sales (as hereinafter defined) during such lease-year exceeds the Base gross sales specified in Section 1.1 hereof, if there is any such excess.

For any lease-year with respect to which the minimum rent paid by the Tenant under this lease is, or is abated, refunded or otherwise for any reason reduced to, a sum which is less than the total amount of minimum rent specified in Section 1.1 hereof as payable for such lease-year, the Base gross sales figure shall be reduced proportionately to the same extent as the amount of minimum rent actually paid by the Tenant hereunder for and with respect to such lease-year bears to the minimum rent stated as payable for such lease-year in said Section 1.1.  In addition, to the extent that any lease-year constitutes less than a full twelve (12) calendar month period, the Base gross sales figure shall be reduced proportionately to the same extent as the number of days in such lease-year bears to 365.  In the event the Tenant is not open for business during the days and hours required hereunder, then, in addition to all other remedies available hereunder, the Base gross sales figure shall be proportionately reduced.

Section 5.2.  Lease-years shall be the twelve month periods from February 1 through January 31.  However, the first lease-year shall run from the date Tenant first opens for business in the demised premises through the 31st day of January immediately following; and the last lease-year shall run from the previous February 1 through the date of the expiration or earlier termination of the term of this lease.

Section 5.3.  The phrase “gross sales”, as used in this lease, is hereby defined to mean the dollar aggregate of:

(a)           the sales prices of all goods, wares and merchandise sold, and the charges for all services performed by the Tenant in, at, on or from the demised premises, whether made for cash, on credit, or otherwise, without reserve or deduction for inability or failure to collect, including but not limited to such sales and services (i) where the orders therefor originate at and are accepted by the Tenant in the demised premises but delivery or performance thereof is made from or at any place other than the demised premises, (ii) pursuant to mail, telegraph, telephone, video, electronic, computer or other technology-based systems whether existing now or developed in the future, or other similar orders made, received or filled at or from the demised premises, (iii) by means of mechanical and other vending devices in the demised premises, (iv) as a result of transactions originating upon the demised premises, and/or (v) which the Tenant in the normal and customary course of its operations would credit or attribute to its business upon the demised premises, or any part or parts thereof; and

(b)           all moneys or other things of value received by the Tenant from its operations at, in, on or from the demised premises which are neither included in nor excluded from gross sales by the other provisions of this definition.

“Gross sales” shall not include:  (a) the exchange of merchandise between stores of the Tenant where such exchanges are made solely for the convenient operation of the Tenant’s business and not for the purpose of consummating a sale which has theretofore been made at, in, on or from the demised premises and/or for the purpose of depriving the

Landlord of the benefit of a sale which otherwise would have been made at, in, on or from the demised premises; or (b) returns to shippers or manufacturers; or (c) sales of fixtures after use thereof in the conduct of the Tenant’s business in the demised premises; and there shall be deducted from gross sales:  (i) cash or credit refunds made upon transactions included within gross sales, not exceeding the selling price of merchandise returned by the purchaser and accepted by the Tenant, and (ii) the amount of any city, county, state or federal sales, luxury, or excise tax on such sales which is both (a) added to the selling price or absorbed therein, and (b) paid to the taxing authority by the Tenant.

The phrase “gross sales” shall also include such gross sales made by any sublessee, concessionaire, licensee or otherwise at, in, on or from the demised premises; and such gross sales made by sublessees, concessionaires, licensees, or otherwise, shall be included in the reports provided for in this lease (but the foregoing shall not be construed to give the Tenant the right to sublease, concession or license, which right shall be governed by the provisions of ARTICLE X hereof).

Section 5.4.  The Tenant agrees without notice or demand from the Landlord to deliver to the Landlord, within twenty (20) days after the end of each calendar month during the term hereof, a complete statement signed by an executive or other authorized agent of the Tenant, showing gross sales for the preceding month.  The Tenant shall utilize cash registers equipped with sealed continuous and cumulative totals (or computer equipment performing substantially similar functions) to record all gross sales and which shall number consecutive rings.  The Tenant agrees to maintain accounting controls and books of account in form adequate for auditing purposes, in accordance with generally accepted accounting principles to assure the proper recording of all gross sales and the exclusions and deductions therefrom provided in Section 5.3 hereof.

For the purposes hereof, the term “Percentage Rent Periods” shall, in light of the fact that lease-years end on January 31, be the quarter-annual periods ending on January 31, April 30, July 31, and October 31 of each year during the term of this lease and any partial such periods occurring at the beginning and the end of the term of this lease.

The Tenant agrees without notice or demand from the Landlord, within twenty (20) days after the end of each Percentage Rent Period (accompanied by the monthly statement showing gross sales for the preceding calendar month), to pay to the Landlord on account of percentage rent a sum equal to the percentage of gross sales specified in Section 1.1 hereof, multiplied by the amount by which gross sales during such Percentage Rent Period exceeds one-quarter (1/4) of the applicable Base gross sales.

The Tenant agrees, without notice or demand from the Landlord, within forty-five (45) days after the end of each lease-year, to cause a statement of the gross sales of the Tenant made at, in, on and/or from the demised premises for such lease-year to be certified by a financial executive officer of the Tenant (subject to further verification as provided in Section 5.5), and a copy of such statement certified by such officer shall be delivered by the Tenant to the Landlord within such 45-day period, and such statement shall be accompanied by check of the Tenant for the balance of the percentage rent, if any, payable with respect to such prior lease-year.  In the event that the Tenant’s quarterly payments of percentage rent for and with respect to a lease-year shall in the aggregate exceed the percentage rent payable by the Tenant for the entire lease-year, the Landlord agrees to apply any such excess against the minimum rent next due under this lease.

All statements deliverable by the Tenant to the Landlord under this lease shall be delivered to the place where rent is then payable, or to such other place or places as the Landlord may from time to time direct by written notice to the Tenant.

Section 5.5.  The Landlord shall have the right, upon at least five (5)days notice and at any time within thirty-six (36) months after receipt of the annual statement of gross sales of the Tenant required to be furnished pursuant to Section 5.4 above, to audit all of the books of account, documents, records, returns, papers, sales tax returns, original sales records (including, without limitation, cash register tapes, sales slips, bank statements and deposit slips, credit-card records, mail orders, telephone orders, computer records and such other sales records, if any, which would normally be examined by an independent accountant pursuant to generally accepted auditing standards in performing an audit of the Tenant’s gross sales) and files of the Tenant relating to gross sales for any lease-year; and the Tenant, on request of the Landlord, shall make all such matters available for such examination at the Shopping Center or, at the Tenant’s option, at the Tenant’s corporate office provided the same is located in the eastern continental United States.  If the Landlord shall have such an audit made for any lease-year, and the gross sales shown by the Tenant’s statement for such lease-year shall be found to be understated by more than three percent (3%), or the Tenant fails to make available for such audit the aforesaid books of account and other documents and records reasonably requested in order to complete such audit in accordance with generally accepted auditing standards, then the Tenant shall pay to the Landlord on demand the cost of such audit (and in any event the next two future annual statements of gross sales shall be certified by an independent certified public accountant).  In any event, the Tenant shall promptly pay to the Landlord any deficiency in percentage rent plus interest at the rate set forth in Section 21.19 from the date such payment should have been made to the date that such payment is received by Landlord.  In the event the gross sales shown by the Tenant’s statement for any two (2) lease-years of the term shall be found to have been understated by more than four percent (4%) in each instance, or for any one (1) lease-year of the term shall be found to have been understated by more than eight percent (8%), or the Tenant fails to make available for such audit the aforesaid books of account and other documents and records reasonably requested in order to complete such audit in accordance with generally accepted auditing standards, then the Landlord, in addition to all other remedies available at law or in equity or pursuant to the other provisions of this lease, shall have the right to terminate this lease upon written notice to the Tenant.  Such examination and audit may be made by any accountant designated in writing by the Landlord from time to time.

Section 5.6.  Computation of the percentage rent specified herein shall be made separately with regard to each lease-year of the term hereof; it being understood and agreed that the gross sales of any lease-year and the percentage rent due thereon shall have no bearing on, or connection with, the gross sales of any other lease-year of the term hereof.  It is further understood and agreed that the Landlord shall in no event be construed or held to be a partner or associate of the Tenant in the conduct of the Tenant’s business, nor shall the Landlord be liable for any debts incurred by the Tenant in the conduct of the Tenant’s business; but it is understood and agreed that the relationship is and at all times shall remain that of landlord and tenant.

ARTICLE VI.

Condition of the Premises

Section 6.1.  Tenant acknowledges that it is fully aware of the condition of the demised premises and agrees to take the same on a strictly “as is” basis without any warranty, representation or obligation whatsoever on the part of the Landlord with respect thereto.

Section 6.2.  Tenant shall completely remodel the demised premises in the manner to outfit the same for its use; but all such remodeling work shall meet the following requirements:  (i) same shall be done in a good and first-class workmanlike manner; (ii) same shall not adversely affect the structural strength of the demised premises or the building of which they are a part; (iii) Tenant shall abide by all applicable laws, ordinances and insurance requirements, and Tenant shall first provide to Landlord adequate evidence of insurance; (iv) such remodeling shall be done by contractor(s) and in full conformity with plans and specifications, which shall first require Landlord’s written approval; (v) such remodeling shall be done at such times and in such manner so as not to interfere in any manner with the continued conduct of business in the Shopping Center or with any work being performed by Landlord or any other occupants of the Shopping Center and, without limitation, the Tenant shall use every legal effort to prevent work stoppages of any kind attributable to work being performed by or on behalf of the Tenant (and shall require provisions in its contracts permitting it to do so); and (vi) such remodeling shall conform in every respect to the “Store Remodeling Regulations” set forth on Exhibit “B” hereto annexed and hereby made a part hereof.

In any event, however, all such remodeling shall be completed by Tenant, including construction and installation of all leasehold improvements and equipping the demised premises with new trade fixtures and all personal property necessary or proper for the operation of Tenant’s business, and the demised premises shall be officially opened for business to the public, not later than the date determined in accordance with the provisions of Section 3.2. of this lease.

Section 6.3.  As part of Tenant’s said remodeling, Tenant shall install a temporary barricade to be put in front of the demised premises prior to commencing and until Tenant has completed remodeling of the demised premises and is ready to open for business. The exact location and all specifications of said barricade shall be reflected in Tenant’s plans and specifications for its remodeling which as aforesaid shall be subject to Landlord’s prior written approval.

Tenant agrees to furnish and install a sign or signet indicating that Tenant is coming to Warwick Mall which will be placed on said barricade.  The exact size, type, location and wording of said sign shall be subject to Landlord’s prior written approval.

Section 6.4.  Certain details of the construction of the Shopping Center may change, including the area, height and number of levels above or below grade, but, subject to other provisions of this lease, the position of the demised premises shall be substantially as shown on Exhibit “A”.  Nothing in Exhibit “A” shall be treated as a representation that any or all of the buildings, or any other improvements or facilities, for which provision is made thereon shall be constructed, or that such buildings, etc. will be or continue to be located, precisely within the areas shown on Exhibit “A”, or that such buildings, etc. will be or continue to be of the dimensions or shapes (or occupied by any particular retail store) shown, it being the intention of Exhibit “A” only generally to show diagrammatically, rather than precisely, the current status and possible development of the Shopping Center as presently contemplated.

ARTICLE VII.

Additional Rent - Taxes

Section 7.1. The Landlord shall pay, or cause to be paid, before the same become delinquent, all general and special taxes, including existing and future assessments for road, sewer, utility and other local improvements and other governmental charges (hereinafter collectively referred to as “real estate taxes”) which may be lawfully charged, assessed, or imposed upon or relating to all or any portion of the Landlord’s Tax Tract (as hereinafter defined) on both land and all structures and other improvements thereon; provided however, that if authorities having jurisdiction assess real estate taxes on any of the same which the Landlord deems excessive, the Landlord may defer compliance therewith to the extent permitted by the laws of the State of Rhode Island so long as the validity or amount thereof is contested by the Landlord in good faith and so long as the Tenant’s occupancy of the demised premises is not disturbed or threatened.  For the purposes hereof, the term “Landlord’s Tax Tract” shall mean the portion(s) of the entire Warwick Mall development owned by (or ground leased to) Landlord from time to time (currently being the Developer’s Tract and the theater tract portion of the Macy’s Tract, all as shown on Exhibit “A”) and any other portions thereof for which Landlord is responsible to pay the real estate taxes.

Section 7.2.  The Tenant shall pay all such taxes which may be lawfully charged, assessed, or imposed upon all fixtures and equipment of every type and also upon all personal property in the demised premises, and the Tenant shall pay all license fees and other charges which may lawfully be imposed upon the business of the Tenant conducted upon the demised premises.

Section 7.3.  Tenant shall, during the term of this lease, pay to Landlord that portion of the taxes and other governmental charges set forth in Section 7.1 above as shall result from multiplying the same by a fraction, the numerator of which is the total square footage of floor area of the demised premises, and the denominator of which is the total square footage of leased floor area of all store premises within the buildings located on the Landlord’s Tax Tract as of the first day of each applicable tax year during the term hereof; provided, however, with respect to any buildings located on the Landlord’s Tax Tract (and any land appurtenant thereto) which are now or hereafter separately owned or assessed, at the Landlord’s option, the taxes and assessments relating thereto shall be deemed not to be real estate taxes hereunder, and in such event, there shall be excluded from the denominator of such fraction the floor area of such separately owned or assessed building(s).  In particular, but without limitation, with respect to the J.C. Penney Department Store located on the westerly side of the Shopping Center, which is now separately assessed directly to said occupant thereof for building taxes, so long as such building remains so occupied and so separately assessed it is agreed that Tenant shall not be required to share in any portion of real estate taxes or assessments attributable to said

J.C. Penney Building; and, in exchange, it is agreed that the square footage of floor area of said Penney Building shall be excluded from the denominator in the determination of Tenant’s share of taxes in accordance with this lease.  Without limiting the generality of the foregoing, in any event there shall also be excluded from the denominator of such fraction the floor area of non-selling mezzanines (if any), malls, passageways, service corridors, common (employee and/or public) bathrooms, governmental offices, management and superintendent and any other mall offices, mall storage areas, mall utility rooms and mall sprinkler rooms, all outside and all above-grade level and below-grade level areas and facilities, all parking and loading areas and facilities and other common areas and facilities (including any such areas where retail modular units may be located or where used periodically for seasonal or other temporary units) and, without limitation, there shall be excluded from the denominator of such fraction the square footage of floor area of the Major Stores on the Landlord’s Tax Tract (and, for the purposes of this lease, a “Major Store” is defined to mean a store containing at least fifteen thousand (15,000) square feet of floor area).  Reference is made to the fact that a Major Store (such as the former Caldor store) on the Landlord’s Tax Tract may be recaptured by the Landlord.  Accordingly, when the floor area formerly contained in any such Major Store actually is leased by Landlord and occupied as non-Major Store space which otherwise pursuant to the foregoing provisions would be included in the denominator on which the calculation of the Tenant’s share of real estate taxes is based, such floor area shall be so included; until such time, such floor area shall continue to be excluded from the denominator in calculating the charges to be shared under the provisions of this Section.

Tenant’s fractional share of such taxes shall be equitably adjusted for and with respect to the first and last partial tax years (if any) of the term of this lease.  Where the applicable tax bills and computations are not available prior to the end of the term hereof, then a tentative computation shall be made on the basis of the previous year’s taxes payable by Tenant, with a final adjustment to be made between Landlord and Tenant promptly after all bills and computations are available for such period.

Tenant’s pro rata share of said taxes shall be due and payable within ten (10) days after receipt by Tenant of Landlord’s invoice plus a copy of the tax bills involved.  However, Tenant shall make monthly tax deposits with Landlord (along with payments of minimum rent) in an amount equal to one-twelfth (1/12th) of Tenant’s annual pro rata share of such taxes as reasonably estimated by Landlord (taking into account relevant factors including the prior year’s taxes), with a final adjustment to be made between the parties as soon as said pro rata share has been determined.

In every case, real estate taxes shall be adjusted to take into account any abatement or refund thereof paid to the Landlord by the taxing authorities, less all of the Landlord’s costs of securing such abatement or refund (the Landlord having the sole right to contest real estate taxes).  If Landlord shall elect to contest such real estate taxes, Landlord shall be entitled to bill Tenant for its said pro rata share of the costs and expenses thus incurred by Landlord as and when the same are incurred, and the same shall constitute part of such real estate taxes (in which event, to the extent that Landlord has so billed and received from Tenant payment of such costs and expenses, the same shall not be deducted as aforesaid from the abatement or refund, if any, ultimately received with respect thereto).

Section 7.4.  In an attempt to reduce the potential tax burden on the Shopping Center by controlling costs for off-site improvements which are or may hereafter be required by governmental authorities in connection with the present or future development of the Shopping Center (for example: highway improvements, sewer and water facilities, park improvements), Landlord may agree with such governmental authorities to be responsible for the construction of such off-site improvements.  In such case upon notice from Landlord, Tenant shall pay to Landlord, as additional rent and in substitution, in whole or in part, for any special district real estate taxes or betterment assessment relating to such improvements which could otherwise be imposed against the Shopping Center if such improvements were constructed under governmental responsibility, an annual charge representing Tenant’s pro rata share of the amortized cost of such facilities.  Tenant’s pro rata share of such costs shall be computed in the same manner as used to compute Tenant’s pro rata share of real property taxes as provided in Section 7.3 above.  This annual charge shall be paid by Tenant in equal monthly installments, in advance, on the first day of each calendar month during the term of this lease.

Section 7.5.  The foregoing provisions of this ARTICLE VII are predicated upon the present system of taxation in the State of Rhode Island.  Should any governmental authority having jurisdiction over all or any portion of the Shopping Center impose a tax and/or assessment of any kind or nature upon, against, measured by or with respect to the rentals payable by tenants on Landlord’s Tax Tract to the Landlord or with respect to the ownership of the land and buildings comprising the Landlord’s Tax Tract by the Landlord (or any individual or entity forming the Landlord), either by way of substitution for all or any part of the present ad valorem real estate taxes or in addition thereto, then such tax and/or assessment shall be deemed to constitute real estate taxes for the purposes of this lease and the Tenant shall be obligated to pay its proportionate share thereof as set forth in Section 7.3 hereof.   Further, if there is any other change in the system of taxation (other than as set out immediately above) which is in substitution of the present system, Tenant shall be responsible for its fair and equitable share thereof, taking into account the prorations provided for in this ARTICLE VII.

ARTICLE VIII.

Maintenance and Operation;

and the Tenant’s Contribution

Section 8.1.  The Landlord shall cause all parking facilities of the Shopping Center, including lighting thereof, to be maintained in reasonably good repair and in reasonably clean condition at all times during the term of this lease.  Plowing of snow from the parking areas will be provided by Landlord, but reasonable stockpiling thereof shall be permitted.

The Landlord agrees that the Tenant may during the term hereof, with others, have the non-exclusive right to use, subject to other provisions hereof, the parking facilities of the Shopping Center for the accommodation and parking of such automobiles of the

Tenant, its officers, agents and employees, and its customers while shopping in the Shopping Center.

The Tenant agrees to cause its officers, agents, employees, contractors, licensees and concessionaires to park their cars only on such areas as the Landlord may from time to time designate as employee parking areas, and such employee parking areas may be located outside of the entire Shopping Center development, provided the same shall be within a reasonable distance of the Shopping Center.  The Tenant shall furnish to the Landlord, within five (5) days following the request of the Landlord therefor, the automobile license numbers of the vehicles customarily used by the Tenant and the Tenant’s officers, agents, employees, contractors, licensees and concessionaires.  If any officer, employee, agent, contractor, licensee or concessionaire of the Tenant shall park his or her car other than in designated employee parking areas, the Landlord shall have the right and privilege to have any such car towed away at the Tenant’s expense.

With respect to the enclosed malls, the same shall be maintained (including lighting) by Landlord in a reasonably neat and clean condition throughout the term of this lease, reasonably heated when required, and reasonably air conditioned when required.  Landlord may at any time close temporarily the common areas (including, without limitation, the parking facilities and roadways) or any portion thereof to make repairs or changes to prevent the acquisition of public rights therein, or to discourage noncustomer parking, and may do such other acts in and to the common areas as in its judgment may be desirable to improve the convenience thereof.

Section 8.2. The Landlord shall, as aforesaid, maintain and repair the Shopping Center common areas and parking facilities intended to service the demised premises; and Tenant agrees to pay to the Landlord, on account of the Tenant’s share of the costs and expenses relating thereto, as additional rent, an amount initially equal to $31,050.00 (calculated, as agreed upon, by multiplying the 1,500 sq. ft. floor area of the demised premises set forth in Section 2.1 above by $18, and then adding to that product 15% thereof as an administrative charge) per annum payable in twelve equal, monthly installments on the first day of each and every month, in advance, included within the term hereof, the first such payment to be made on the term commencement date.  For any fraction of a calendar month at the beginning or end of the term, the monthly payment hereunder shall be prorated.  The Tenant’s charge under this Section (the “Tenant’s Maintenance Charge”) shall be subject to increase during each calendar year contained within the term of this lease.  In that regard, on the first January 1 included within the term of this lease (such date and each ensuing anniversary thereof being referred to hereinafter, for the purposes hereof, as a “Maintenance Charge Adjustment Date”), and on each Maintenance Charge Adjustment Date thereafter during the term of this lease, the Tenant’s Maintenance Charge shall be increased to an amount equal to one hundred two percent (104%) of the annual (and corresponding monthly) amount thereof then in effect immediately before the Maintenance Charge Adjustment Date in question (for example, the annual Tenant’s Maintenance Charge for 2004 shall be ($31,050.00) (104%) = $32,292.00; the annual Tenant’s Maintenance Charge for calendar year 2005 shall be ($32,292.00) (104%) = $33,583.68, etc., and each such increased figure shall then become the Tenant’s Maintenance Charge and shall remain in effect until the next such Maintenance Charge Adjustment Date.

Except for the aforesaid Tenant’s Maintenance Charge, the Tenant shall not be required hereunder to pay any charge to the Landlord on account of common area maintenance.

ARTICLE IX.

Utilities

Section 9.1.  The Tenant shall pay for all utilities consumed in the demised premises from the date of delivery of possession thereof by the Landlord to the Tenant through the end of the term of this lease, including, but not limited to, gas, steam, water, electricity, sewer charges, and the like, including all utilities necessary for heating and air conditioning the demised premises.  In the event that from time to time the Landlord shall elect to, or contract to, supply any of such utilities (including, for the purposes hereof, internet access, or other technology or communication services) to the demised premises, the Tenant agrees to purchase the same from the Landlord or the Landlord’s designees, provided the rate does not exceed the rate which the Tenant would be required to pay to purchase the same from the provider furnishing the same to the Shopping Center; and, in the event that from time to time utility service(s) are available to the Shopping Center in whole or in part from various or multiple providers, the Landlord shall have the right to choose the provider(s) which from time to time shall furnish such utility service(s) to the Shopping Center.

Section 9.2.  The Landlord has provided and installed a sprinkler main to the demised premises.  The Tenant agrees to pay monthly, in advance on the first day of each calendar month, as additional rental, an amount equal to one-twelfth (1/12) of the product of the per-square-foot charge specified in Section 1.1 hereof and the square footage of floor area of the demised premises specified in Section 2.1 hereof, and proportionately at such rate for any partial month.  Any modifications or additions required to the portion of the existing sprinkler system serving the demised premises will be at the Tenant’s sole cost and expense.

ARTICLE X.

Use of Premises

Section 10.1.  It is understood, and the Tenant so agrees, that the demised premises during the term of this lease shall be used and occupied by the Tenant only for the purposes specified as the use thereof in Section 1.1 of this lease, and for no other purpose or purposes.  Moreover, the Tenant always shall conduct its business operations in the demised premises in a fashion consistent in all respects with the image of a first-class retail operation located in a first-class regional enclosed mall shopping center.  Further, without in any manner enlarging upon (and notwithstanding) the permitted use specified in Section 1.1, the Tenant agrees to comply with the use restrictions and all provisions set forth in Exhibit “C” hereto annexed and made a part hereof.

Section 10.2.  The Tenant further agrees to conform to the following provisions during the entire term of this lease:

(a)           The Tenant shall always conduct its operations in the demised premises under its present trade name set forth in Section 1.1, or such other trade name to which all or substantially all then existing “Vitamin World” retail operations are changed provided that such trade name will not conflict with the trade name of any other tenant of the Shopping Center;

(b)           No sales or promotions may be conducted within the demised premises other than in the normal course of the Tenant’s continuing business operations therein. Without limiting the generality of the foregoing, no auction, fire, bankruptcy, “lost our lease” or “going out of business sales” (or the like, however denominated) may be conducted within the demised premises.  The Tenant shall display, sell and advertise only first-quality merchandise and not any seconds or damaged goods, and shall never conduct any “outlet”, warehouse or like discount operations, in or from the demised premises;

(c)           The Tenant shall not use any area outside of the demised premises, including, without limitation, the malls or sidewalks adjacent to the demised premises or the recessed vestibules, if any, of the demised premises for business purposes (including, without limitation, the sale or display of merchandise or the distribution of handbills or advertising of any type).  Without limitation, the Tenant shall conduct business in the demised premises in such manner that the Tenant’s customers and invitees shall not collect, line up or linger outside of the demised premises;

(d)           The Tenant shall keep the display windows of the demised premises clean and shall keep the same electrically lighted during such periods of time as windows throughout a major portion of the Shopping Center development are kept lighted, and for this purpose shall install and maintain a mechanical time-clock.  In no event shall Tenant place advertisements relating to internet shopping in the display windows of the demised premises or redirect sales from the demised premises to an internet website;

(e)           The Tenant shall receive and deliver goods and merchandise only in the manner, at such times, and in such areas, as may be designated by the Landlord; and all trash, refuse, and the like, shall be kept in covered metal cans (or other customary, suitable and adequate containers), which metal cans (or other such containers) shall be kept within the demised premises at all times, and in no event stored outside of the same.  All trash, refuse and the like shall be separated and otherwise be disposed of as required by applicable law.  The Tenant agrees to fully cooperate with the Landlord in any recycling programs instituted by the Landlord.  If provision is made by the Landlord for trash removal by a contractor

(and/or the purchase or rental of compactors or dumpsters, or both), the Tenant agrees to use said contractor, etc., for its trash removal and to pay when due all charges at the rates established therefor from time to time provided such rates are reasonably competitive for similar services in the area.  If the Tenant fails so to pay for trash removal, the Landlord shall have the same remedies (even if such payment is due to such contractor and not to the Landlord) as the Landlord has for nonpayment of rent hereunder;

(f)            The Tenant shall not place on the exterior of the demised premises any signs (including, but without limitation, any signage on interior and exterior surfaces of windows, doors, and entrance lobbies, and storefront area signs facing and visible from the enclosed mall – all of which are considered exterior signage for the purposes of this clause), including replacements thereof, other than those which shall first have been approved by the Landlord.  The aforesaid signs initially desired by the Tenant shall be indicated in the Tenant’s plans and specifications to be submitted to the Landlord for approval and no signs not so approved shall ever be placed as aforesaid.  All interior signs must be professionally prepared and shall be reasonably limited in number;

(g)           The Tenant shall not perform any act or carry on any practice which may injure the demised premises or any other part of the Shopping Center, or cause any offensive odors or vibrations or loud noises (including, but without limitation, the use of loudspeakers), or constitute a nuisance or menace to any other occupant or other persons in the Shopping Center, and in no event shall any such noises, vibrations or odors be emitted from the demised premises;

(h)           The demised premises (as well as all doors and entryways thereto) shall be kept open for business at least during the following:  (i) twelve (12) hours per day six days a week as designated by the Landlord (and on Sundays and holidays, and seasonal sales periods, for the number of hours designated by the Landlord) provided (and to the extent) that at least 50% of the non-Major Store tenants in the mall building of the Shopping Center are likewise required to keep open or do in fact keep open for such days and hours, but in no event a greater number of hours than that permitted by then applicable law; and (ii) such other periods of time that at least one (1) of the so-called “anchor” stores is open for business;

(i)            The Tenant shall at all times keep the demised premises fully and adequately stocked and fixtured, so as to promote and facilitate maximum sales.  The Tenant shall devote the maximum possible floor area of the demised premises (and in any event not less than eighty percent (80%) of such floor area) to selling space, and shall not use any portion of the demised premises for storage or other services, except for its operations in the demised premises;

(j)            The Tenant shall at all times fully and adequately heat and/or air-condition (as the circumstances require) the demised premises and shall at all times abide by all so-called “energy” rules and regulations prescribed by public authorities from time to time.  In no event shall the Tenant in any manner “bleed” from the heating or air-conditioning provided for the enclosed malls;

(k)           The Tenant and its employees of the demised premises will participate as reasonably requested from time to time by the Landlord or its mall manager in fire/safety evacuation drills;

(l)            The Tenant shall at all times provide handicap access to and through the demised premises in accordance with all applicable laws (including the Americans With Disabilities Act) and ordinances, and in accordance with all directions, rules and regulations of the building inspector and other proper officials of governmental agencies having jurisdiction thereof;

(m)          The Tenant shall employ throughout the term of this lease a full staff in the demised premises in order properly to conduct business, including a qualified store manager to manage and control the operations of the demised premises.  The Tenant shall furnish the Landlord’s mall manager with the name, address and telephone number of such store manager of the demised premises, so that the Landlord will, at all times, be able to contact the store manager of the demised premises;

(n)           The Tenant shall not use, transport, handle, store, release, discharge or otherwise dispose of any oil, hazardous or toxic materials or hazardous or toxic wastes in or about the Shopping Center.  The foregoing shall constitute a continuing warranty and covenant which shall survive the expiration of the term of this lease; and

(o)           The Tenant agrees that it and its employees and others connected with the Tenant’s operations at the demised premises will abide by all reasonable rules and regulations from time to time established by the Landlord by written notice to the Tenant with respect to such Shopping Center.

The Tenant acknowledges that the foregoing obligations are material inducements to the Landlord to enter into this lease, and in the event the Tenant defaults therein the Landlord shall have all remedies available at law or in equity including, without limitation, the right to terminate this lease as provided in ARTICLE XX hereof.

Section 10.3.  Notwithstanding any other provisions of this lease, the Tenant covenants and agrees that it will not assign this lease or sublet (which term, without limitation, shall include the granting of concessions, licenses, and the like) the whole or any part of the demised premises without in each instance having first received the express written consent of the Landlord.

In the event the Tenant seeks the Landlord’s consent pursuant to this Section 10.3, the Tenant shall furnish the Landlord with such information regarding the prospective assignee or sublessee as the Landlord may require, including without limitation information regarding financial ability and business experience relating to the uses permitted hereunder.  Notwithstanding anything to the contrary in this lease, except as specifically permitted pursuant to the following provisions of this Section 10.3, the Landlord may in its sole discretion withhold its consent to any proposed assignment or subletting.  In the case of any assignment or subletting, including any case where the Landlord shall consent to such assignment or subletting, the Tenant named herein (and any guarantor of the Tenant’s obligations) shall remain fully liable for the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided under this lease; and the rights and interests of the assignee or sublessee shall be subject to all of the terms and provisions of this lease, and such assignee or sublessee shall have no greater rights, irrespective of the format of the document of assignment or subletting, than would be available to Tenant hereunder.  The provisions of this Section 10.3 prohibiting assignment shall not, however, be applicable to an assignment of this lease by the Tenant to its wholly owned subsidiary or immediate controlling corporation (for such period of time as such corporation remains such a subsidiary or such a controlling corporation, respectively, it being agreed that the subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such corporation ceases to be such a subsidiary or such a controlling corporation, respectively, of the Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this lease governed by the provisions of this Section 10.3), provided (and it shall be a condition of the validity of any such assignment) that such wholly owned subsidiary or such immediate controlling corporation first agree directly with the Landlord to be bound by all of the obligations of the Tenant hereunder, including, without limitation,  the obligation to pay the rent and other amounts provided for under this lease, the covenant to use the demised premises only for the purposes specifically permitted under this lease and the covenant against further assignment; but, as aforesaid, such assignment shall not relieve the Tenant (or any guarantor) herein named of any of its obligations hereunder, and the Tenant (and any guarantor) shall remain fully liable therefor.

For the purposes of this lease, the entering into of any management agreement or any agreement in the nature thereof transferring control or any substantial percentage of the profits and losses from the business operations of the Tenant in the demised premises to a person or entity other than the Tenant, or otherwise having substantially the same effect, shall be treated for all purposes as an assignment of this lease and shall be governed by the provisions of this Section 10.3.  In addition, for the purposes of this lease, the sale or transfer (which term shall include, without limitation, the exchange, issuance and redemption) of twenty-five percent (25%) or more, or such smaller percentage as would result in a change in the voting control, of the voting stock of the Tenant (if the Tenant is a corporation), the voting stock of any corporate general partner of the Tenant (if the Tenant is a partnership), the voting stock of any corporate guarantor of the Tenant (whether or not specified in Section 1.1 hereof), or the voting stock of any immediate or remote controlling corporation of the Tenant (whether such sale or transfer occurs at one time or at intervals so that, in the aggregate, over the term of this lease, such transfer shall have occurred), or any other transaction(s) overall having the effect of a change in voting control or substantially the same effect if the entity in question is not a corporation (such as, without limitation, a change in the number or the identity of partners of a partnership or of beneficiaries of a trust), shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this lease and shall be governed by the provisions of this Section 10.3.

In the event the Tenant assigns this lease (which term shall include the entering into of any management or similar control transferring agreement, and also shall include the sale or transfer of stock or a change in control, as aforesaid) or sublets the whole or any part of the demised premises (other than as expressly hereinabove permitted to its wholly owned subsidiary or its immediate controlling corporation or with the Landlord’s prior written consent), in addition to and without limiting any of the Landlord’s rights and remedies on account of the resulting default hereunder by the Tenant, the Landlord shall have the right, without regard to whether the Landlord’s withholding its consent to such assignment or subletting would be construed to be unreasonable, to terminate this lease by giving the Tenant notice of the Landlord’s desire so to do, in which event this lease shall terminate on the date specified by the Landlord in such notice all as if such date were the natural expiration date of the term.  In the event of any assignment or subletting (other than as expressly hereinabove permitted to a wholly owned subsidiary or immediate controlling corporation of the Tenant), the minimum rent shall be adjusted for the balance of the term of this lease such that the minimum rent payable hereunder shall thereafter be equal to the sum of (i) the greater of (a) the annual minimum rent specified in Section 1.1 of this lease and (b) the annual minimum rent payable pursuant to such assignment or sublease, plus (ii) the highest of the amounts of the annual percentage rent payable hereunder for and with respect to any of the then last three (3) full lease-years preceding the assignment or subletting; and, in addition, any lump sum or installment payments for the leasehold payable by such assignee or sublessee shall be payable directly to the Landlord and not to the Tenant.  As aforesaid, the fact that Landlord shall consent to any such assignment or subletting shall not be deemed to waive the requirement of Landlord’s consent to any future assignment or subletting.

Without limiting or otherwise derogating from the foregoing or any other provisions herein contained, in the event that the Tenant (or any guarantor of the obligations of the Tenant under this lease) consolidates or merges into any other firm or corporation, or if the Tenant (or any such guarantor) sells a majority of its assets or the division (subsidiary, company or entity) occupying the demised premises or otherwise holding the interest of the Tenant under this lease, to any person, firm or corporation, then and in any such event the Tenant (and any such guarantor) hereby agrees timely to notify the Landlord thereof and, at the Landlord’s election, promptly to deliver to the Landlord an assumption agreement or guaranty (or both, as the case may be) duly executed by and on behalf of each of the merged or consolidated or acquiring successor or purchasing entity or entities, agreeing to assume performance and be bound by all of the obligations of the Tenant (and any such guarantor) under the terms, conditions and provisions of this lease, together with appropriate corporate or like certificates or resolutions confirming the authority and incumbency of the signatories.  As aforesaid, any such transaction and the validity thereof shall be governed by the foregoing provisions of this Section 10.3 and, without limitation, notwithstanding any such transaction and any such assumption, the Tenant (and any such guarantor of its obligations under this lease) shall continue and remain fully liable hereunder.

Notwithstanding the foregoing provisions of this Section 10.3:

(a)           whenever the Tenant is a corporation, the foregoing provisions treating a transfer of a controlling interest in the Tenant’s voting stock as an assignment for the purposes of this lease shall not apply to the transaction by which the Tenant becomes, or to the public trading in the marketplace of the Tenant’s voting stock while the Tenant remains, a so-called reporting public corporation under the provisions of the Securities Exchange Act of 1934, as amended, the outstanding voting stock of which is registered in accordance with the provisions of the Securities Act of 1933, as amended, and actively traded on the New York Stock Exchange or another recognized, national securities exchange (and for the purposes hereof, the term “voting stock” shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation); and

(b)           in the event that all of the Vitamin World operations (then including at least 100 retail stores) are being sold at arm’s-length and tranferred to another entity by way of merger, consolidation or sale of all or substantially all of the stock therein or assets thereof, then the Landlord will not unreasonably withhold consent to an assignment of this lease to such resulting or acquiring entity, provided (and it shall be a condition of the validity of any such assignment), without limitation, that:  (i) such entity shall first agree directly with Landlord to be bound by all of the obligations of Tenant hereunder, including, without limitation, the obligations to pay the rent and other charges provided for under this lease, and the covenant against further assignment; (ii) such assignment shall not relieve the Tenant herein named of any of its obligations hereunder, and the Tenant shall remain fully liable therefor; and (iii) Tenant shall furnish Landlord with such information regarding such entity as Landlord may reasonably require confirming to Landlord’s reasonable satisfaction that such entity then (x) has the financial strength and capacity, including good creditworthiness and sufficient net worth, necessary in order successfully to carry on such business and, without limitation, to pay all rent and charges hereunder, (y) is acquiring said operations as part of a combined and going business operation, and (z) has a management team with the successful retail business experience and good reputation necessary to and will conduct the business permitted hereunder in a manner consistent in all material respects with the high quality of the Tenant herein named and executing this lease and all provisions of this lease.

ARTICLE XI.

Other Stores

Section 11.1.  In recognition of the facts that several leases (including this lease) of space in the Shopping Center provide for a percentage rent based upon sales made and that it is anticipated that the Tenant’s operations in the demised premises will contribute to attracting shoppers, the Tenant covenants and agrees (insofar as and to the extent that it is lawful so to agree) that for the period commencing with the execution of this lease and continuing for the full term of this lease, none of the Tenant, any guarantor or principal of or partner in the Tenant, any of their affiliated, parent, or subsidiary companies, or any franchisor (or licensor) or franchisee (or licensee) of any of them, will operate, either directly or indirectly, another store (including a department or concession in another store) of any kind, nature or description (other than stores, departments, or concessions presently being operated by it or them) within a reasonable area of the demised premises, without the prior written consent of the Landlord, the Tenant acknowledging that the area within a circle having as its center the demised premises and having a radius of one (1) mile is a reasonable area for this purpose.  In addition to any other remedy otherwise available to the Landlord for breach of this covenant, it is specifically agreed that the Landlord may at the Landlord’s election require that any and all sales made in or from any such other store be included in the computation of the percentage rent due hereunder, with the same force and effect as though such sales had actually been made in or from the demised premises.

ARTICLE XII.

Promotional or Marketing Fund

Section 12.1.  [Intentionally Omitted.]

Section 12.2.  The Tenant shall fully cooperate with the other tenants and occupants of the Shopping Center in promoting the use of such trade names and slogans as may, from time to time, be adopted for the Shopping Center and in all marketing and advertising campaigns.  The Tenant agrees that it shall pay to the Landlord, as the Tenant’s contribution to the Landlord’s promotional or marketing fund (the “Promotional Fund”) as additional rent, a sum (the “Promotional Charge”) initially equal to the Promotional Charge specified in Section 1.1 hereof, payable on the first day of each and every month, in advance, included within the term hereof, the first such payment to be made on the commencement of the term hereof.  For any fraction of a month at the commencement or expiration of the term, the monthly payment of the Tenant’s Promotional Charge shall be prorated.  The Landlord agrees that the Promotional Fund will be used for advertising, promotion, public relations and administrative expenses (including, without limitation, the salaries of any marketing personnel) relating to the promotion of the Shopping Center, as the Landlord determines; but the Landlord shall not be responsible to account therefor to the Tenant.  Without limiting the generality of the foregoing, the Landlord shall have the right to utilize the Promotional Fund for the costs of circulars and other publications, as well as electronic or other advertising media, and the Tenant agrees, upon request from the Landlord, to furnish suitable advertising material for such purposes.  Any advertisements, circulars or other promotions need not make specific reference to any one or more occupants of the Shopping Center, but may advertise the Shopping Center generally or specific portions therein or occupants of such portions. It is understood and agreed that the Tenant’s Promotional Charge shall be subject to increase for each lease-year after the first lease-year included within the term of this lease. In that regard, on the first February 1 included within the term of this lease (such date and each ensuing anniversary thereof being referred to hereinafter as a “Promotional Adjustment Date”), and on each Promotional Adjustment Date thereafter during the term of this lease, the Tenant’s Promotional Charge shall be increased to an amount equal to one hundred three percent (103%) of the Tenant’s Promotional Charge for and with respect to the then immediately preceding lease-year, and each such increased figure shall then become the Tenant’s Promotional Charge and shall remain in effect until the next Promotional Adjustment Date. As an illustration, the Tenant’s Promotional Charge during the second lease-year (2/1/04 – 1/31/05) shall be $214.58 per month (being 103% of the Tenant’s Initial Promotional Charge), and the Tenant’s Promotional Charge during the third lease-year (2/1/05 – 1/31/06) shall be $221.02 per month (being 103% of the Tenant’s Promotional Charge during the second lease-year).

At present, there is an existing Merchants Association established at Warwick Mall.  In order properly to “meld” the Promotional Fund with the activities of said Association, it is understood and agreed that Landlord may use the Promotional Fund, in whole or in part, as a contribution to the activities of said Association; but the same shall be at the sole option of the Landlord.  It is understood and agreed that if the Landlord shall elect, the Landlord may replace the Promotional Fund with an Association in order to carry out the activities formerly carried out by the Promotional Fund.  In such event, the Tenant shall immediately join such Association and maintain membership therein.  In addition thereto, the Tenant shall pay to the Association a sum equal to that which the Tenant would have paid to the Landlord for the Tenant’s Promotional Charge if the Promotional Fund had remained in existence.  If such Association shall replace the Promotional Fund or if the Promotional Fund shall be an independent entity, it is understood and agreed that, if the Tenant shall fail to pay the dues and assessments to the Association, or if the Tenant shall fail to pay the Promotional Charge to such an independent Promotional Fund, as above provided, the Landlord shall have the same rights granted to the Landlord under this lease for the non-payment of rent or other charges, even though such dues or assessments may be payable to such Association or the Tenant’s Promotional Charge may be payable to another entity.

ARTICLE XIII.

Maintenance of Building, Etc.

Section 13.1.  Other than as provided below in this Section, the Landlord agrees to keep in good order, condition, and repair foundations and structural portions of the demised premises to the extent, but only to the extent, originally constructed by the Landlord (except glass and glass windows and doors and the so-called store front, irrespective of which party installed the same), except for any damage thereto caused by any act or negligence of the Tenant, its employees, agents, licensees, or contractors.  The Landlord shall not be responsible to make any other improvements or repairs of any kind upon the demised premises, except as provided in ARTICLES XVII and XVIII hereof.  The provisions of this Section shall not diminish the obligations of Tenant under or otherwise affect the provisions of ARTICLE VIII above relative to common expenses and charges.

Section 13.2.  Except as specifically herein otherwise provided, the Tenant agrees that from and after the date that possession of the demised premises is delivered to the Tenant, and continuously thereafter until the end of the term hereof, it will keep neat and clean and maintain in good order, condition and repair, the demised premises and every part thereof, including, without limitation, the store front and the exterior and interior portions of all doors, windows, plate glass and showcases surrounding the demised premises, all plumbing and sewage facilities within the demised premises, fixtures and interior walls, floors, ceilings, signs (including exterior signs where permitted), and all wiring, electrical systems, interior building appliances, HVAC systems and equipment, and similar equipment.  With respect to the HVAC system and equipment, the Tenant specifically agrees to maintain at all times during the term of this lease the usual service contract with respect thereto, furnishing evidence thereof (including renewals) to the Landlord.  The Tenant shall, at the Tenant’s expense, repaint, refurbish, and remodel the demised premises and any part and portion thereof from time to time to assure that the same are kept in a first-class, tenantable, and attractive condition throughout the term of this lease.  There is excepted from this paragraph, however, damage to such portions of the demised premises originally constructed by the Landlord as Landlord is required to repair pursuant to the provisions of ARTICLE XVII hereof.  The Tenant further agrees that it shall so keep the demised premises, including all areas and facilities thereof and all such HVAC and other systems and equipment serving the demised premises, in a clean, sanitary and safe condition in accordance and shall in all respects comply with the laws of the United States of America and of the State of Rhode Island and ordinances of the City of Warwick and in accordance with all directions, rules, and regulations of the Health Officer, Fire Marshal, Building Inspector, and other proper officers of the governmental agencies having jurisdiction thereover.  The Tenant shall not permit or commit any waste.

Section 13.3.  The Tenant shall not make any alterations, improvements and/or additions to the demised premises (except as initially required by the terms of ARTICLE VI of this lease) without first obtaining, in each instance, the written consent of the Landlord, except that the Tenant may make non-structural alterations to the interior thereof but not affecting the storefront or any of the mechanical or utility systems costing no more than $10,000.00 provided that the Tenant shall first give written notice to the Landlord specifying the proposed alterations, the commencement and approximate completion dates thereof; and in any event any such alterations by Tenant shall be made in accordance with all applicable laws and in a good and first-class, workmanlike manner and in accordance with this lease including the remodelling provisions set forth in the first paragraph of Section 6.2 (to the full extent applicable) and the provisions of Exhibit “B”.  Any and all alterations, additions, improvements, and fixtures which may be made or installed by either the Landlord or the Tenant upon the demised premises and which in any manner are attached to the floors, walls or ceilings (including, without limitation, any linoleum or other floor covering of similar character which may be cemented or otherwise adhesively affixed to the floor, and any electrical, plumbing, heating, ventilating and/or air-conditioning systems and equipment) shall remain upon the demised premises, and at the termination of this lease shall be surrendered with the demised premises as a part thereof without disturbance, molestation or injury.  However, the usual trade fixtures and furniture which may be installed in the demised premises prior to or during the term hereof at the cost of the Tenant may be removed by the Tenant from the demised premises upon the termination of this lease if, but only if, the Tenant is not then in default hereunder.  Further, the Tenant covenants and agrees, at its own cost and expense, to repair any and all damage to the demised premises resulting from or caused by such removal.  In no event shall the Tenant be entitled to remove any building components, including, but without limitation, the HVAC system, plumbing system, electrical system (including light fixtures and bulbs) and security gate(s) (if any).  The demised premises shall be delivered to Landlord at the expiration or earlier termination of this lease in a broom-clean condition and otherwise in the condition in which the same are to be maintained by the Tenant under this lease (that is, in the condition as improved by the Tenant in accordance with the foregoing provisions of ARTICLES III and VI and of this ARTICLE XIII, reasonable wear and tear permitted provided that the same always are maintained by the Tenant in the condition required by the foregoing provisions of this ARTICLE XIII); and at such expiration or earlier termination any and all property of Tenant which has not been removed by Tenant shall be deemed abandoned by Tenant and shall become Landlord’s exclusive property or may be disposed of by Landlord, at Landlord’s option and at Tenant’s cost and expense, without further notice or demand to Tenant and without any requirement to account for the same to or any other liability to or recourse by Tenant or anyone claiming by, through or under Tenant.

ARTICLE XIV.

Indemnity and Liability Insurance

Section 14.1.  The Tenant agrees to indemnify, defend with counsel acceptable to Landlord, and save harmless the Landlord from and against all claims of whatever nature, including without limitation any violation of law and any breach of the Tenant’s covenants or obligations set forth in this lease, arising from any act, omission or negligence of the Tenant, or the Tenant’s contractors, licensees, agents, servants, or employees, or arising from any accident, injury, or damage whatsoever caused to any person, or to the property of any person occurring from and after the date that possession of the demised premises is delivered to the Tenant and until the end of the term hereof in or about the Tenant’s demised premises, or arising from any accident, injury or damage occurring outside of the demised premises but within the Shopping Center, where such accident, damage or injury results or is claimed to have resulted from an act or omission on the part of the Tenant or the Tenant’s agents or employees and/or from the bursting, stopping or leaking of water, gas, sprinkler, sewer or steam pipes which are the responsibility of the Tenant to maintain or repair under the provisions of ARTICLE XIII hereof.  This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

Section 14.2.  Tenant agrees to maintain in full force, with respect to all occurrences from and after the date that possession of the demised premises is delivered to Tenant and until the end of the term hereof, a broad form policy of commercial general liability insurance (or the then successor equivalent from time to time), without any so-called employee exclusion or the like, and otherwise in the broadest and most comprehensive commercial form then generally available from time to time, under which the Landlord (and such other persons as are in privity of estate with the Landlord as may be set out in notice from time to time) is named additional insured (on a primary basis) and the Tenant is named primary insured, and under which the insurer agrees to indemnify and hold the Landlord and those in privity of estate with the Landlord harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries, and damages mentioned in Section 14.1 of this ARTICLE XIV.  Without limitation, if any beer, wine or other alcoholic beverages are to be sold, served or dispensed (but none of the same shall be sold, served or dispensed unless expressly permitted by the terms of this lease), or if otherwise appropriate, such insurance also shall include (by endorsement or separate policy) the broadest so-called dram shop or innkeeper’s liability insurance from time to time available.  Each such policy shall be written by a reputable and financially sound (i.e., having an AVII or better financial rating from A.M. Best’s Insurance Rating Service, or its then successor equivalent from time to time), duly licensed and admitted insurance company and non-cancelable with respect to the Landlord and the Landlord’s said designees without thirty (30) days’ prior written notice to the Landlord, and a duplicate original or certificate thereof shall be delivered to the Landlord.  The minimum limits of liability per occurrence in or about the Shopping Center of such insurance shall be $5,000,000.00 combined single limit, or such higher limits as Landlord may from time to time request, provided such higher limits are then customarily carried by national retail tenants of first-class regional shopping centers.

Section 14.3.  The Tenant agrees to use and occupy the demised premises and to use such other portions of the Shopping Center as it is herein given the right to use at its own risk; and that the Landlord shall have no responsibility or liability for any loss of or damage to the Tenant’s leasehold improvements or to fixtures or other personal property of the Tenant or those claiming by, through or under the Tenant.  The provisions of this Section shall apply during the whole of the term hereof, and in view of the permission given to the Tenant to install fixtures and do certain work prior to the commencement of the term hereof, shall also apply at all times prior to the commencement of the term hereof.

Section 14.4.  The Tenant agrees that the Landlord shall not be responsible or liable to the Tenant, or to those claiming by, through or under the Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the demised premises or any of the buildings on the Shopping Center, or otherwise, or for any loss or damage resulting to the Tenant or those claiming by, through or under the Tenant, or its or their property, from the bursting, stopping or leaking of water, gas, sprinkler, sewer or steam pipes.

Section 14.5. Subject only to the provisions of the foregoing Section 14.3 with respect to loss of or damage to property of Tenant and those claiming by, through or under Tenant and the mutual waiver and non-subrogation provisions of Section 16.2 below with respect to items covered by property insurance, nothing contained in the foregoing provisions of this ARTICLE XIV or elsewhere in this lease shall be construed as indemnifying Landlord against, or releasing Landlord from, liability for bodily injury or property damage arising from the negligent or willful act or omission of Landlord, its agents and employees (and not of Tenant, its agents or employees).

ARTICLE XV.

Landlord’s Access to Premises

Section 15.1.  The Landlord and his designees shall have the right, upon reasonable prior written notice to the Tenant (which notice shall not be required in the event of an emergency),  to enter upon the demised premises at all reasonable hours for the purpose of inspecting or making repairs to the same.  If repairs are required to be made by the Tenant pursuant to the terms hereof or if the Tenant is required to perform any other obligation under this lease, the Landlord may demand that the Tenant make such repairs or perform such obligation forthwith, and if the Tenant refuses or neglects to commence such repairs or performance and complete the same with reasonable dispatch, after such demand, the Landlord may (but shall not be required so to) make or cause such repairs or performance to be done and shall not be responsible to the Tenant for any loss or damage that may accrue to its stock or business by reason thereof.  If the Landlord makes or causes such repairs or performance to be done, or endeavors so to do, the Tenant agrees that it will forthwith, on demand, pay to the Landlord the cost thus incurred, and if the Tenant shall default in such payment, the Landlord shall have the remedies provided in ARTICLE XX hereof.

Section 15.2.  For a period commencing upon the expiration or earlier termination of the term of this lease, the Landlord may install on the demised premises a “for rent” sign; and at all times the Landlord may have reasonable access to the demised premises for the purpose of exhibiting the same to prospective tenants.

ARTICLE XVI.

Insurance

Section 16.1.  The Landlord shall keep the demised premises insured against loss or damage by fire, with the usual extended coverage endorsements and such other insurance as from time to time the then holder of the first mortgage which includes the demised premises shall require or the Landlord otherwise shall deem advisable, in amounts not less than eighty percent (80%) of the full insurable value thereof above foundation walls or such greater amounts as the Landlord shall deem advisable, and with such deductibles as the Landlord shall deem advisable, but specifically excluding any property or improvements installed by or belonging to the Tenant.

Section 16.2.  The Tenant also agrees that it shall continuously keep its fixtures, merchandise and equipment and other personal property from time to time located in, on or about the demised premises, and all leasehold improvements to the demised premises constructed or installed by the Tenant, insured under a policy or policies naming the Landlord (and such other persons as are in privity of estate with the Landlord as may be set out in notice from time to time) as an additional insured and the Tenant as primary insured, written by reputable and financially sound (as aforesaid), duly licensed insurance companies, against loss or damage by fire with the usual all risk of physical loss endorsements (or the then successor equivalent from time to time) in amounts equal to the full replacement cost thereof.  Prior to the Commencement Date, and at any other time upon the request of the Landlord, the Tenant shall furnish to the Landlord evidence of such continuous insurance coverage satisfactory to the Landlord.  It is understood and agreed that the Tenant assumes all risk of damage to its own property arising from any cause whatsoever, including, without limitation, loss by theft or otherwise.

Section 16.3.  Insofar as and to the extent that the following provision may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the State of Rhode Island (even though extra premium may result therefrom):  the Landlord and the Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.  In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium.  If, at the written request of one party, this release and non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section shall be deemed to modify or otherwise affect releases elsewhere herein contained of either party for claims.

Section 16.4.  The Tenant covenants and agrees that it will not do or permit anything to be done in or upon the demised premises or bring in anything or keep anything therein, which shall increase the rate of insurance on the demised premises or on the other buildings located on the Shopping Center above the standard rate on said premises and buildings with a regular retail store located in the demised premises; and the Tenant further agrees that in the event it shall do any of the foregoing, it will promptly pay to the Landlord on demand any such increase resulting therefrom, which shall be due and payable as additional rent hereunder.

ARTICLE XVII.

Damage Clause

Section 17.1.  In case the demised premises shall be partially damaged (as distinguished from “substantially damaged”, as that term is hereinafter defined) or so substantially damaged or destroyed by fire or other casualty, the risk of which is covered by the Landlord’s insurance, this lease shall, except as hereinafter provided, remain in full force and effect, and the Landlord shall promptly after such damage and the determination of the net amount of insurance proceeds available to the Landlord, expend so much as may be necessary of such net amount to restore, to the extent originally constructed by the Landlord (consistent, however, with zoning laws and building codes then in existence), so much of the demised premises as was originally constructed by the Landlord to substantially the condition in which such portion of the demised premises was in at the time of such damage, except as hereinafter provided, but the Landlord shall not be responsible for delay which may result from any cause beyond the reasonable control of the Landlord.  Should the net amount of insurance proceeds available to the Landlord be insufficient to cover the cost of restoring the demised premises, in the reasonable estimate of the Landlord, the Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the demised premises with all reasonable diligence or the Landlord may terminate this lease by giving notice to the Tenant not later than a reasonable time after the Landlord has determined the estimated net amount of insurance proceeds available to the Landlord and the estimated cost of such restoration.  In case of any damage or destruction, as a result of a risk which is not covered by the Landlord’s insurance, the Landlord shall likewise be obligated to rebuild the demised premises, all as aforesaid, unless the Landlord, within a reasonable time after the occurrence of such event, gives written notice to the Tenant of the Landlord’s election to terminate this lease.  If the Landlord shall elect to terminate this lease, as aforesaid, this lease and the term hereof shall cease and come to an end as of the date of said damage or destruction.

Section 17.2.  However, if the demised premises shall be substantially damaged or destroyed by fire, windstorm, or otherwise within the last year of the term of this lease, either party shall have the right to terminate this lease, provided that notice thereof is given to the other party not later than sixty (60) days after such damage or destruction.  If said right of termination is exercised, this lease and the term hereof shall cease and come to an end as of the date of said damage or destruction.

Section 17.3.  Unless this lease is terminated as provided in Section 17.1, Section 17.2 or Section 17.5 of this ARTICLE XVII, if the demised premises shall be damaged or destroyed by fire or other casualty, then the Tenant shall:  (i) repair and restore all portions of the demised premises not required to be restored by the Landlord pursuant to this ARTICLE XVII to substantially the condition which such portions of the demised premises were in at the time of such casualty; (ii) equip the demised premises with trade fixtures and all personal property necessary or proper for the operation of the Tenant’s business; and (iii) open for business in the demised premises - as soon thereafter as possible.

Section 17.4.  In the event that the provisions of Section 17.1 of this ARTICLE XVII shall become applicable, the minimum rent, and all other charges payable by the Tenant hereunder except percentage rent and real estate taxes payable pursuant to ARTICLES V and VII hereof, shall be abated or reduced proportionately during any period in which, by reason of such damage or destruction, there is substantial interference with the operation of the business of the Tenant in the demised premises,having regard to the extent to which the Tenant may be required to discontinue its business in the demised premises, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending upon the earlier of the completion by the Landlord of such work of repair and/or reconstruction as the Landlord is obligated to do or the reopening by Tenant for business in the demised premises.  Nothing in this Section shall be construed to abate or reduce percentage rent or real estate taxes.

Section 17.5.  If, however, the Shopping Center shall be substantially damaged or destroyed by fire or casualty, irrespective of whether or not the demised premises are damaged or destroyed, the Landlord shall promptly restore, to the extent originally constructed by the Landlord (consistent, however, with zoning laws and building codes then in existence), so much of such Shopping Center as was originally constructed by the Landlord to substantially the condition thereof at the time of such damage, unless the Landlord, within a reasonable time after such loss, gives notice to the Tenant of the Landlord’s election to terminate this lease.  If the Landlord shall give such notice, then anything in this ARTICLE XVII to the contrary notwithstanding this lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Section 17.6.  The terms “substantially damaged” and “substantial damage”, as used in this ARTICLE, shall have reference to damage of such a character as cannot reasonably be expected to be repaired or the premises restored within sixty (60) days from the time that such repair or restoration work would be commenced.

ARTICLE XVIII.

Eminent Domain

Section 18.1.  If the demised premises, or such portion thereof as to render the balance (when reconstructed) unsuitable for the purposes of the Tenant in the reasonable opinion of the Landlord and the Tenant, shall be taken by condemnation or right of eminent domain, either party, upon written notice to the other, shall be entitled to terminate this lease, provided that such notice is given not later than thirty (30) days after the Tenant has been deprived of possession.  For the purposes of this ARTICLE, any deed or any transfer of title in lieu of any such taking shall be treated as such a taking. Moreover, for the purposes of this ARTICLE, such a taking of the Tenant’s entire leasehold interest hereunder in the demised premises (or assignment or termination in lieu thereof) shall be treated as a taking of the entire demised premises, and in such event the Tenant shall be treated as having been deprived of possession on the effective date thereof.  Should any part of the demised premises be so taken or condemned, and should this lease not be terminated in accordance with the foregoing provision, the Landlord covenants and agrees within a reasonable time after such taking or condemnation, and the determination of the Landlord’s award therein, to expend so much as may be necessary of the net amount which may be awarded to the Landlord in such condemnation proceedings in restoring the demised premises to an architectural unit as nearly like their condition prior to such taking as shall be practicable.  Should the net amount so awarded to the Landlord be insufficient to cover the cost of restoring the demised premises, as estimated by the Landlord’s architect, the Landlord may, but shall not be obligated to, supply the amount of such insufficiency and restore said premises as above provided, with all reasonable diligence, or terminate this lease.  Where the Tenant has not already exercised any right of termination accorded to it under the foregoing portion of this paragraph, the Landlord shall notify the Tenant of the Landlord’s election not later than ninety (90) days after the final determination of the amount of the award.  Further, if so much of the Shopping Center shall be so taken that continued operation of the Shopping Center would be uneconomic in the Landlord’s judgment or prohibited by zoning or other applicable law, the Landlord shall have the right to terminate this lease by giving notice to the

Tenant of the Landlord’s desire so to do not later than thirty (30) days after the effective date of such taking.

Section 18.2.  Out of any award for any taking of the demised premises (including, without limitation, any taking of the Tenant’s leasehold interest as aforesaid), in condemnation proceedings or by right of eminent domain, the Landlord shall be entitled to receive and retain the amounts awarded for such demised premises and for the Landlord’s business loss.  The Tenant shall be entitled to receive and retain such amounts (if any) and only such amounts, as may be specifically awarded to it in any such condemnation proceedings, because of the taking of its trade fixtures or furniture and its leasehold improvements to the extent Landlord’s award is not thereby reduced and the Tenant is not otherwise reimbursed for the same by the Landlord.

Section 18.3.  In the event of any such taking of the demised premises, the minimum rent, and all other charges payable by the Tenant hereunder except percentage rent and real estate taxes payable pursuant to ARTICLES V and VII hereof,  or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated.

ARTICLE XIX.

Bankruptcy or Insolvency

Section 19.1.  If the Tenant shall become a debtor under the United States Bankruptcy Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) then, to the extent that the Bankruptcy Code may be applicable or affect the provisions of this lease, the following provisions shall also be applicable.  If the trustee or debtor-in-possession shall fail to elect to assume this lease within sixty (60) days after the commencement of a case under the Bankruptcy Code, this lease shall be deemed to have been rejected; and the Landlord shall be thereafter immediately entitled to possession of the demised premises and this lease shall be terminated subject to and in accordance with the provisions of this lease and of law (including such provisions for damages).  No election to assume (and, if applicable to assign) this lease by the trustee or debtor-in-possession shall be permitted or effective unless: (i) all defaults shall have been cured and the Landlord shall have been provided with adequate assurances reasonably satisfactory to the Landlord, including (a) any reasonably required guaranties and/or security deposits, and (b) any other reasonably required assurances that there will continue to be sufficient funds and personnel available to professionally merchandise, stock, promote, staff and operate the demised premises in strict compliance with all provisions of this lease; and (ii) neither such assumption nor the operation of the demised premises subsequent thereto shall, in the Landlord’s reasonable judgment, cause or result in any breach or other violation of any provision of this or any applicable lease, mortgage or other contract, or disrupt the tenant mix of the Shopping Center; and (iii) the assumption and, if applicable, the assignment of this lease satisfies in full the provisions of the Bankruptcy Code, including, without limitation, Sections 365(b)(1) and (3) and (f)(2); and (iv) the assumption has been ratified and approved by order of such court or courts as have final jurisdiction over the Bankruptcy Code and the case.  No assignment of this lease by the trustee or debtor-in-possession shall be permitted or effective unless the proposed assignee likewise shall have satisfied (i), (ii), (iii) and (iv) of the preceding sentence regarding such assignment, and any such assignment shall, without limitation, be subject to the provisions of Section 10.3 hereof.  When pursuant to the Bankruptcy Code the trustee or debtor-in-possession is obligated to pay reasonable use and occupancy charges, such charges shall not be less than the minimum rent and other charges specified herein to be payable by the Tenant.  Neither the Tenant’s interest or estate in the demised premises herein or created hereby nor any lesser interest or estate of the Tenant shall pass to anyone under any law of any state or jurisdiction without the prior written consent of the Landlord.  In no event shall this lease, if the term hereof has expired or has been terminated in accordance with the provisions of this lease, be revived, and no stay or other proceedings shall nullify, postpone or otherwise affect the expiration or earlier termination of the term of this lease pursuant to the provisions of this ARTICLE XIX or ARTICLE XX hereof, or prevent the Landlord from regaining possession of the demised premises thereupon.

ARTICLE XX.

Landlord’s Remedies

Section 20.1.  Any one of the following shall be deemed to be an “Event of Default”:

A.  Failure on the part of the Tenant to make payment of rent or any other monetary amount due under this lease within seven (7) days after the Landlord has sent to the Tenant notice of such default.

However, if:  (i) the Landlord shall have sent to the Tenant two (2) notices of such default, even though the same shall have been cured and this lease not terminated; and (ii) during the same calendar year in which said two (2) notices of default have been sent by the Landlord to the Tenant, the Tenant thereafter shall default in any monetary payment - the same shall be deemed to be an Event of Default upon the Landlord giving the Tenant written notice thereof, without the seven (7) day grace period set forth above.

B.  With respect to a non-monetary default under this lease, failure of the Tenant to cure the same within the minimum time period, if any, required to cure the default after the Landlord has sent to the Tenant notice of such default (but in no event more than 30 days unless the default is of such a nature as to be impossible to be cured within 30 days, in which case the 30-day period shall be extended for the number of days required to cure same).  In any event, the Tenant shall be obligated to commence forthwith and to complete as soon as possible the curing of such default; and if the Tenant fails so to do, the same shall be deemed to be an Event of Default.

However, if:  (i) the Landlord shall have sent to the Tenant two (2) notices of such default, even though the same shall have been cured and this lease not terminated; and (ii) during the same calendar year in which said two (2) notices of default have been sent by the Landlord to the Tenant, the Tenant thereafter shall default in any similar non-monetary matter - the same shall be deemed to be an Event of Default upon the Landlord giving the Tenant written notice thereof, and the Tenant shall have no grace period within which to cure the same.

C.  The commencement of any of the following proceedings, with such proceeding not being dismissed within sixty (60) days after it has begun:  (i) the estate hereby created being taken on execution or by other process of law; (ii) the Tenant being judicially declared bankrupt or insolvent according to law; (iii) an assignment being made of the property of the Tenant for the benefit of creditors; (iv) a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer being appointed to take charge of all or any substantial part of the Tenant’s property by a court of competent jurisdiction; or (v) a petition being filed for the reorganization of the Tenant under any provisions of the Bankruptcy Code or any federal or state law now or hereafter enacted.

D.  The Tenant filing a petition for reorganization or for rearrangement under, or otherwise availing itself of any provisions of, the Bankruptcy Code or any federal or state law now or hereafter enacted, and providing a plan or other means for a debtor to settle, satisfy or to extend the time for the payment of debts.

E. Excepting only those days on which the Tenant is prevented from remaining open by virtue of strike, fire, unavoidable casualty or other so-called force majeure event beyond the control of the Tenant, but financial inability shall never be deemed to be an event beyond the Tenant’s control (and the Tenant agrees promptly to advise the Landlord of any such event and closing, and further agrees to reopen as soon thereafter as possible), failure of the Tenant, after the term of this lease commences, to be open for business to the public for more than seven (7) days when required by this lease to be so open or for more than two (2) such days in any one lease-year, either of which shall for purposes hereof be considered to be an abandonment by Tenant of the demised premises, or if the Tenant shall otherwise abandon or vacate the demised premises.

Section 20.2.  Should any Event of Default occur then, notwithstanding any license of any former breach of covenant or waiver of the benefit hereof or consent in a former instance, the Landlord lawfully may, in addition to any remedies available to the Landlord under applicable statutes or case law, or otherwise, immediately or at any time thereafter, and, to the maximum extent permitted by law,  without demand or notice (and the Tenant hereby expressly waives any notice to quit possession of the demised premises), enter into and upon the demised premises or any part thereof in the name of the whole and repossess the same as of the Landlord’s former estate, and expel the Tenant and those claiming through or under it and remove its or their effects (forcibly if necessary) without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant and/or the Landlord may send written notice to the Tenant terminating the term of this lease; and upon the first to occur of:  (i) entry as aforesaid; or (ii) the fifth (5th) day following the sending of such notice of termination, the term of this lease shall terminate.

Section 20.3.  The Tenant covenants and agrees, notwithstanding any termination of this lease as aforesaid or any entry or re-entry by the Landlord, whether by summary proceedings (and, to the maximum extent permitted by law, the Tenant hereby expressly waives any notice to quit possession of the demised premises prior to the institution of such summary proceedings), termination, or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this lease, become due if this lease had not been terminated or if the Landlord had not entered or re-entered, as aforesaid, and whether the demised premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the term, and for the whole thereof; but in the event the demised premises be relet by the Landlord, the Tenant shall be entitled to a credit in the net amount of rent received by the Landlord in reletting, after deduction of all expenses incurred in reletting the demised premises (including, without limitation, remodeling costs, brokerage fees, and the like), and in collecting the rent in connection therewith.  It is specifically understood and agreed that the Landlord shall not be required to prefer the reletting of the demised premises over other premises, and the Landlord shall be entitled to take into account in connection with any reletting of the demised premises all relevant factors which would be taken into account by a sophisticated developer in securing a replacement tenant for the demised premises, such as, but not limited to, the type of shopping center then being operated on the Shopping Center, matters of tenant mix, the type of operation proposed to be conducted by any such replacement tenant, and the financial responsibility of any such replacement tenant; and the Tenant hereby waives, to the extent permitted by applicable law, any obligation the Landlord may have to mitigate the Landlord’s damages.  As an alternative, at the election of the Landlord, the Tenant will upon such termination pay to the Landlord, as damages, such a sum as at the time of such termination represents the amount of the excess, if any, of the then value of the total rent and other benefits which would have accrued to the Landlord under this lease for the remainder of the lease term if the lease terms had been fully complied with by the Tenant over and above the then cash rental value (in advance) of the premises for the balance of the term.  In lieu of such alternative, at the election of the Landlord, the Tenant will upon such termination pay to the Landlord as liquidated damages and not as a penalty the sum of one (1) full year’s minimum rent, percentage rent and other charges.  For the purposes of the foregoing, the amount of percentage rent to be paid shall be equal to twelve (12) times the monthly percentage rent determined as set forth in Section 20.4 of this lease.  To induce the Landlord to enter into this lease, (i) the Tenant confirms and agrees that this transaction is a commercial and not a consumer transaction, (ii) the Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by the Landlord against the Tenant on any matters whatsoever arising out of or in any way connected with this lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the demised premises, and/or any claim of injury or damage, and (iii) the Tenant agrees not to interpose any non-compulsory counterclaim of whatever nature or description (or take any action having substantially the same effect) in any proceeding commenced by the Landlord for nonpayment of rent, minimum rent, percentage rent or any other amount due hereunder, provided the foregoing shall not be construed as a waiver of the right of the Tenant to assert and pursue separately any such claims in any separate action brought by the Tenant.

Section 20.4.  For the purposes of this ARTICLE, it shall be deemed that percentage rent, if provision therefor is made in this lease, for any period after any such default and entry by the Landlord would have been at a monthly rate thereafter equal to the average monthly percentage rent which the Tenant was obligated to pay to the Landlord under this lease either:  (i) from the commencement hereof to the date of such default; or (ii) during the last three (3) years prior to the date of such default - whichever is the greater.

Section 20.5.  If this lease shall be guaranteed on behalf of the Tenant, all of the foregoing provisions of the preceding ARTICLE XIX and this ARTICLE XX with respect to bankruptcy of the Tenant, etc., shall be deemed to read “the Tenant or the guarantor hereof”.

Section 20.6.  The Landlord shall in no event be in default in the performance of any of the Landlord’s obligations hereunder unless and until the Landlord shall have failed to perform such obligations within thirty (30) days or such additional time as is reasonably required to correct any such default after notice by the Tenant to the Landlord properly specifying wherein the Landlord has failed to perform any such obligation.

Nothing in this lease shall limit any right that the Tenant might otherwise have to obtain injunctive relief against the Landlord in equity; but, except as specifically permitted (if at all) in any express provision of this lease, the Tenant shall not withhold or delay making any payment to be made hereunder; and, in no event shall the Tenant ever have the right to terminate or cancel this lease as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a breach of the quiet enjoyment covenant of this lease which constitutes a wrongful eviction of Tenant from the demised premises by Landlord continuing as aforesaid.  Without limiting the generality of the foregoing, the Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE XXI.

Miscellaneous Provisions

Section 21.1.  Waiver.

Failure on the part of the Landlord to complain of any action or non-action on the part of the Tenant, no matter how long the same may continue, shall never be deemed to be a waiver by the Landlord of any of his rights hereunder.  Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof by the Landlord shall be construed as a waiver of any of the other provisions hereof, and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.  The consent or approval of the Landlord to or of any action by the Tenant requiring the Landlord’s consent or approval shall not be deemed to waive or render unnecessary the Landlord’s consent or approval to or of any subsequent similar act by the Tenant.  Any consent required of Landlord in any provision of this lease may be withheld by Landlord in its sole discretion unless the provision requiring such consent specifically states that Landlord shall not withhold such consent unreasonably.  Tenant shall never be entitled to any monetary damages from Landlord for failure of Landlord to give any required consent even if Landlord has agreed elsewhere herein not unreasonably to withhold such consent; Tenant’s sole recourse therefor shall be to seek injunctive relief.

No payment by the Tenant, or acceptance by the Landlord, of a lesser amount than shall be due from the Tenant to the Landlord shall be treated otherwise than as a payment on account.  The acceptance by the Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and the Landlord may accept such check without prejudice to any other rights or remedies which the Landlord may have against the Tenant.

Section 21.2.  Covenant of Quiet Enjoyment.

The Tenant, subject to the terms and provisions of this lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this lease on its part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the demised premises during the term hereof without hindrance or ejection by any persons lawfully claiming under the Landlord; but it is understood and agreed that this covenant and any and all other covenants of the Landlord contained in this lease shall be binding upon the Landlord named herein and any successor holder of the Landlord’s interest hereunder (the term “Landlord”, when used in this lease, being a reference to the then holder from time to time of the Landlord’s interest hereunder), respectively, only during and with respect to breaches occurring during such holder’s ownership of the Landlord’s interest hereunder.  In addition, the Tenant specifically agrees, subject to the rights and claims of the holder of any mortgage or deed of trust and any ground lessor, to look solely to the Landlord’s equity interest in the Shopping Center for recovery of any judgment from the Landlord; it being specifically agreed that neither the Landlord nor anyone holding, acting or claiming by, through or under the Landlord (including, without limitation, the Landlord’s lenders or its managing agent or its partners, members, managers or beneficiaries) shall ever be personally liable for any such judgment.  Without limitation, the representatives of the Landlord are executing this lease in a representative and fiduciary capacity and neither said representatives so executing nor any trustee, partner, officer, director, manager, member, shareholder or beneficiary of the estate represented shall be personally liable for any obligation hereunder.  It is further understood and agreed that with respect to any services to be furnished or work to be performed by the Landlord to or for the Tenant, the Landlord shall in no event be liable for failure to furnish or perform the same when prevented from so doing by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such services, or because of war or other emergency, or for any cause beyond the Landlord’s reasonable control, or for any cause due to any act or neglect of the Tenant or its servants, agents, employees, licensees, or any person claiming by, through or under the Tenant, or any termination for any reason of the Landlord’s occupancy of the premises from which the service or work is being supplied by the Landlord, and in no event shall the Landlord or anyone holding, acting or claiming by, through or under Landlord as aforesaid ever be liable to the Tenant for any lost profits, any punitive, or any indirect or consequential damages.

Section 21.3.  Status Report.

Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, or the like,  the then current status of performance hereunder, either party, on the written request of the other made from time to time, will promptly furnish a written statement of the status of any matter pertaining to this lease.  Without limiting the generality of the foregoing, the Tenant specifically agrees, promptly upon the commencement of the term hereof, to notify the Landlord in writing of the date of commencement of the term, and acknowledge satisfaction of the requirements with respect to construction and other matters by the Landlord, save and except for such matters as the Tenant may wish to set forth specifically in said statement.

Section 21.4.  Notice to Mortgagee and/or Ground Lessor.

After receiving written notice from any person, firm, or other entity, that it holds a mortgage (which term shall include a deed of trust) which includes as part of the mortgaged premises the Landlord’s interest in the demised premises, or that it is a ground lessor of a ground lease (which term shall include a similar master lease) that covers the demised premises, the Tenant shall, so long as such mortgage is outstanding and/or the ground lease is in effect, be required to give to such holder and/or ground lessor the same notice as is required to be given to the Landlord under the terms of this lease, but such notice may be given by the Tenant to the Landlord and such holder and/or ground lessor concurrently.  The present holder of the mortgage which includes the demised premises is Fleet National Bank, having a current mailing address of 111 Westminster Street, Suite 800, Mail Stop RI DE 03308A, Providence, Rhode Island 02903 (Attn:  Commercial Real Estate Loan Administration).  It is further agreed that such holder and/or ground lessor shall have the same opportunity to cure any default, and the same time within which to effect such curing, as is available to the Landlord; and if necessary to cure such a default, such holder and/or ground lessor shall have access to the demised premises.

Section 21.5.  Assignment of Rents.

With reference to any assignment by the Landlord of the Landlord’s interest in this lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or deed of trust which covers the Landlord’s interest in the demised premises and/or a ground lessor of a ground lease which covers the demised premises, the Tenant agrees:

(a)  that the execution thereof by the Landlord, and the acceptance thereof by such holder and/or ground lessor, shall never be deemed an assumption by such holder and/or ground lessor of any of the obligations of the Landlord hereunder, unless such holder and/or ground lessor shall, by written notice sent to the Tenant, specifically otherwise elect; and

(b)  that, except as aforesaid, such holder and/or ground lessor shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage or deed of trust or the termination of the ground lease resulting from a default of Landlord, and the taking of possession of the demised premises by such holder or such ground lessor, as the case may be.

The Tenant agrees that, in the event of foreclosure of any such mortgage or deed of trust to which this lease is subordinate or termination of any such ground lease to which this lease is subordinate (or deed or assignment in lieu of foreclosure or termination, as the case may be, thereof), at the election of the holder or ground lessor, as the case may be, the Tenant shall attorn to such holder or ground lessor (and its successors and assigns) as the successor holder of the Landlord’s interest hereunder in which case, subject to any applicable terms and provisions of any written agreement between Tenant and such holder or ground lessor, as the case may be, this lease shall continue in effect directly between Tenant and such holder or ground lessor all as if this lease had been executed and delivered, and notice hereof properly recorded, prior to the execution of such mortgage or ground lease.  The foregoing shall be self-operative; however, the Tenant agrees, upon receipt of written request so to do, to execute such instruments, if any, as may be required in order to give effect to the foregoing.

Section 21.6.  Mechanic’s Liens.

The Tenant agrees immediately to discharge of record (either by payment or by filing of the necessary bond, or otherwise) any mechanic’s, materialman’s, or other lien or like filing including, without limitation, any notice of contract, against the demised premises and/or the Landlord’s interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for the Tenant in, upon or about the demised premises.

Section 21.7.  No Brokerage.

The Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this lease, and in the event of any brokerage claims against the Landlord predicated upon prior dealings with the Tenant named herein, the Tenant agrees to defend the same and indemnify the Landlord against any such claim.

Section 21.8.  Definition of Additional Rent.

Without limiting any other provision of this lease, it is expressly understood and agreed that all percentage rent, the Tenant’s participation in real estate taxes, common area maintenance expenses, utility and trash removal charges, the Sprinkler Charge and all other charges which the Tenant is required to pay hereunder, together with all interest and penalties that may accrue thereon, shall be deemed to be additional (but not minimum) rent, and in the event of non-payment thereof by the Tenant, the Landlord shall have all of the rights and remedies with respect thereto as would accrue to the Landlord for non-payment of minimum rent.  Tenant’s failure to object to any statement, invoice or billing rendered by Landlord within a period of ninety (90) days after Tenant’s receipt thereof shall constitute Tenant’s acquiescence with respect thereto and shall render such statement, invoice or billing an account between Landlord and Tenant.

Section 21.9.  Landlord’s Fees and Expenses.

Unless prohibited by applicable law, the Tenant agrees to pay to the Landlord the reasonable amount of all legal fees and expenses incurred by the Landlord arising out of or resulting from any act or omission by the Tenant with respect to this lease or the demised premises or from any bankruptcy case involving the Tenant, including without limitation, any breach by the Tenant of its obligations hereunder or the filing by or against the Tenant of any petition for relief under any applicable bankruptcy law (any bankruptcy matter referred to herein being subject to the provisions of ARTICLE XIX hereof).

Further, if the Tenant shall request the Landlord’s consent or joinder in any instrument pertaining to this lease, the Tenant agrees promptly to reimburse the Landlord for the reasonable legal fees incurred by the Landlord in processing such request, whether or not the Landlord complies therewith; and if the Tenant shall fail promptly so to reimburse the Landlord, same shall be deemed to be a default in the Tenant’s monetary obligations under this lease.

Whenever Tenant shall request approval by Landlord or Landlord’s architect of plans, drawings, specifications, or otherwise with respect to initial alteration of the demised premises, subsequent remodeling thereof, installation of signs including subsequent changes thereof, or the like, Tenant specifically agrees promptly to pay to Landlord’s architect (or reimburse Landlord for the payment Landlord makes to said architect for) all reasonable charges involved in the review (and re-review, if necessary) and approval or disapproval thereof whether or not approval shall ultimately be given.

Section 21.10.  Invalidity of Particular Provisions.

If any term or provision of this lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this lease shall be valid and be enforced to the fullest extent permitted by law.

Section 21.11.  Provisions Binding, Etc.

Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of the Landlord and the Tenant.  Each term and each provision of this lease to be performed by the Tenant shall be construed to be both a covenant and a condition.  The foregoing reference contained to successors and assigns of the Tenant is not intended to constitute a consent to assignment by the Tenant.

Section 21.12.  Governing Law.

This lease shall be governed exclusively by the provisions hereof and by the laws of the State of Rhode Island, as the same may from time to time exist.

Section 21.13.  Recording.

The Tenant agrees not to record the within lease, but each party hereto agrees, on request of the other, to execute a notice of lease in recordable form and complying with applicable Rhode Island laws, and reasonably satisfactory to the Landlord’s attorneys.  In no event shall such document set forth the rental or other charges payable by the Tenant under this lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this lease, and is not intended to vary the terms and conditions of this lease.

Section 21.14.  Notices.

Whenever by the terms of this lease notice, demand, or other communication shall or may be given either to the Landlord or to the Tenant, the same shall be in writing and shall be sent by registered or certified mail (postage prepaid) return receipt requested, or by a recognized private express carrier (express charges paid by sender) confirmation of receipt requested:

If intended for the Landlord, addressed to it at the address set forth on the first page of this lease, and a copy thereof addressed to the Landlord, sent by like mail, shall be sent c/o Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110-3333, Attention:  Warwick Mall (or to such other address or addresses as may from time to time hereafter be designated by the Landlord by like notice); and

If intended for the Tenant, addressed to it at the address set forth on the first page of this lease, Attention:  Sandra Jennings, Director, Real Estate (or to such other address or addresses as may from time to time hereafter be designated by the Tenant by like notice).

Each such notice shall be effective when deposited in the United States mail or with such a private express carrier within the Continental United States, provided that the same is received (or refused) in the ordinary course at the address to which the same was sent.  Any such notice, demand, or communication from an attorney acting or purporting to act on behalf of a party shall be deemed to be notice from such party provided that such attorney is authorized to act on behalf of such party.

Section 21.15.  When Lease Becomes Binding.

Employees or agents of the Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith.  The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the premises, and this document shall become effective and binding only upon the execution and delivery hereof by both the Landlord and the Tenant.

Tenant warrants and represents to Landlord that all information furnished by Tenant or any guarantor to Landlord or Landlord’s representatives in connection with this lease or in respect of the financial condition of Tenant and such guarantor is true and correct and properly reflects the financial condition of Tenant and such guarantor without material adverse change, in each case as of the date hereof.  Within ten (10) days after Landlord’s demand therefor which may be made no more often than once per year, the Tenant shall furnish to Landlord, at Tenant’s sole cost and expense, then current financial statements of Tenant and of each guarantor, audited, if audited statements have been recently prepared on behalf of Tenant or such guarantor, or otherwise certified as being true and correct by the chief financial officer of Tenant or such guarantor, as the case may be, or by the Tenant or such guarantor if the same is an individual.

All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change, or modify any of the provisions hereof.  Without limiting the generality of the foregoing, Tenant specifically acknowledges that before entering into this lease, Tenant has made its own determination with respect to the financial prospects of its business in the premises demised hereunder, including, but without limitation:  (i) the so-called “demographics” including the size of the market as well as competition, both present and prospective; (ii) the volume of business which it will be able to do; (iii) the profit it will be able to generate therefrom; and (iv) all other factors relevant to its determination to enter into this lease.  Tenant further specifically acknowledges that:  (i) neither Landlord nor any representative of Landlord has made any representation whatsoever with respect to any of the foregoing matters; and (ii) Tenant is not relying on “conversations” of any kind which it may have had with Landlord or Landlord’s said representatives.

Section 21.16.  Paragraph Headings.

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this lease.

Section 21.17.  Lease Superior or Subordinate to Mortgage and Sale-Leaseback.

It is agreed that the rights and interest of the Tenant under this lease shall be subject and subordinate to any mortgages or deeds of trust that may hereafter be placed upon the Shopping Center or any portion thereof containing the demised premises, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, modifications, replacements and extensions thereof, if the mortgagee or trustee named in said mortgages or deeds of trust shall elect by written notice delivered to the Tenant to subject and subordinate the rights and interest of the Tenant under this lease to the lien of its mortgage or deed of trust; it is further agreed that any mortgagee or trustee may elect to give the rights and interest of the Tenant under this lease priority over the lien of its mortgage or deed of trust.  In the event of either such election, and upon notification by such mortgagee or trustee to the Tenant to that effect, the rights and interest of the Tenant under this lease shall be automatically deemed to be subordinate to, or to have priority over, as the case may be, the lien of said mortgage or deed of trust, without the need for any further instrument, whether this lease is dated prior to or subsequent to the date of said mortgage or deed of trust.

It is agreed that the rights and interest of the Tenant under this lease shall be subject and subordinate to any lease of the demised premises in connection with a sale and leaseback or any sublease of the demised premises in connection with a lease and subleaseback that may hereafter occur (such leaseback or subleaseback to be referred to in this Section 21.17 as “Primary Lease”), if the lessor or sublessor pursuant to such sale and leaseback or lease and subleaseback (such lessor or sublessor to be referred to in this Section 21.17 as “Primary Lessor”) shall elect, by written notice delivered to the Tenant, to subject and subordinate the rights and interest of the Tenant under this lease to the Primary Lease; it is further agreed that the Primary Lessor may elect to give the rights and interest of the Tenant under this lease priority over the Primary Lease.  In the event of either such election, and upon notification by the Primary Lessor to the Tenant to that effect, the rights and interest of the Tenant under this lease shall be automatically deemed to be subordinate to, or to have priority over, as the case may be, the Primary Lease without the need for any further instrument, whether this lease is dated prior to or subsequent to the date of the Primary Lease.  In no event shall the acquisition by the Primary Lessor of its right, title and interest in the premises be treated as an assumption of the Landlord’s obligations hereunder; the Tenant shall continue (as before) to look solely to the lessee or sublessee under the Primary Lease (and its successors and assigns) for performance of Landlord’s obligations, unless and until Landlord’s position shall have been assumed by the Primary Lessor as elsewhere provided in this lease.

The foregoing subordination provisions of this Section shall be self-operative; however, the Tenant shall execute and deliver whatever instruments may be required for such purposes forthwith upon demand, and in the event the Tenant fails so to do within ten (10) days after demand in writing, without limiting the Landlord’s other rights on account of such failure, the Tenant does hereby make, constitute and irrevocably appoint the Landlord as its attorney in fact and in its name, place and stead so to do.

Notwithstanding the foregoing provisions of this Section 21.17, the Landlord agrees to use reasonable efforts (meaning thereby, to make an official written request and, if necessary, a follow up such request) to have the holder of any such mortgage or deed of trust which may become prior to this lease, or any Primary Lessor, as the case may be, execute and deliver to the Tenant a so-called non-disturbance agreement in favor of Tenant in the form then customarily used by such holder or such Primary Lessor (with such commercially reasonable modifications as Tenant is able to negotiate), or in lieu thereof provide the Tenant with an instrument by the terms of which such holder or Primary Lessor agrees to recognize the rights of the Tenant under this lease in the event of the foreclosure of such mortgage or deed of trust or the termination of such Primary Lease, respectively, so long as the Tenant is not in default hereunder beyond the expiration of any applicable notice or grace period set forth herein (and which instrument may require, among its other terms and conditions, that the Tenant agree to attorn to such holder or Primary Lessor and its successors and assigns).  Any legal or administrative fees charged by such holder or Primary Lessor for furnishing such agreement shall be paid by Tenant.

Section 21.18.  Holding-Over.

Tenant recognizes that the Landlord must arrange for a replacement occupant long in advance of the expiration or earlier termination of the term of this lease, and incident to consummating a new lease for the premises demised hereunder, Landlord may be required to guarantee delivery of possession to the new occupant promptly upon the expiration or earlier termination of this lease.  Accordingly, Tenant specifically agrees to remove all of its goods and effects and to deliver full possession of the demised premises to Landlord not later than the date of the expiration or earlier termination hereof in order to avoid substantial, and perhaps irreparable, harm to Landlord.  Tenant agrees that Landlord shall have all remedies available at law or in equity for Tenant’s failure so to do.  In addition to all such remedies, Tenant further agrees that any holding over by it which has not been consented to in writing by Landlord shall be treated as a tenancy at sufferance at three times the rent and other charges then applicable as of the date of the expiration or earlier termination of this lease, prorated on a daily basis, and such tenancy at sufferance shall otherwise be on the terms and conditions set forth in this lease so far as applicable.

Section 21.19.  Interest.

All payments becoming due from Tenant under this lease and not paid when within five (5) days after the date when due shall bear interest from the applicable due date until received by Landlord at the lesser of:  (i) four percent (4%) per annum above the prime rate announced from time to time by Fleet National Bank (or its then successor); or (ii) the highest lawful rate of interest permitted at the time in the State of Rhode Island.  All checks from Tenant to Landlord shall be drawn on a bank or banks located in the Continental United States.

Section 21.20.  Price Index.

The term “Price Index”, as used in this lease, means the Consumer Price Index for all Urban Consumers (CPI-U): U.S. City Average, All Items (unadjusted) (1982-84=100), published monthly by the Bureau of Labor Statistics, U.S. Department of Labor, and first so published in its present form (with said “base”) in 1988.  If any expenditure groups, items, or components used to compute the Price Index are added, deleted, or otherwise changed, or if the weights assigned to any spending categories are altered, or if the Index population is changed, or if the Bureau of Labor Statistics should otherwise cease to publish such Index in its present form and calculated on the present basis, a comparable index or an index reflecting changes in the cost of living determined in a similar manner or by substitution, combination or weighting of available indices, expenditure groups, items, components or population, published by the Bureau of Labor Statistics or by a responsible financial periodical or recognized authority shall be designated by the Landlord to be the Price Index thereafter.  The Price Index for any date relevant to the application of any ARTICLE hereof shall be that published by the Bureau of Labor Statistics for the month containing such date, if computed for such month, or otherwise for the most recent month immediately preceding the month for which the application is to be made.  Since a Price Index relevant to the application of any ARTICLE may not be available as of the date on which a determination using the Price Index is to be made, necessary adjustments between Landlord and Tenant shall be made retroactively, within a reasonable time after required computations can be readily completed.

Section 21.21.  Expansion.

Landlord contemplates the possibility of an expansion (laterally and/or vertically) of the Shopping Center.  If Landlord shall proceed as aforesaid (which Landlord shall be permitted to do), then Landlord may elect either of the following procedures:

(a)  To exclude all real estate taxes on the land and buildings of said expansion area as well as all common area maintenance charges with respect to said expansion from proratable charges in which Tenant is required to participate, in which case the square footage of floor area of the buildings on the expansion area shall be excluded from the denominator in computing Tenant’s share of taxes and common area maintenance charges hereunder; or

(b)  To include all real estate taxes and common area maintenance charges on the expansion area in the charges to be prorated pursuant to the terms of this lease, in which case the square footage of floor area of buildings on the expansion area shall be included in said denominator to the extent provided in Sections 7.3 and 8.3 hereof.

Landlord agrees to notify Tenant as to which of the foregoing procedures Landlord elects to follow, which notice shall be sent to Tenant within a reasonable time after said expansion has been completed.

In either of the foregoing events if the said expansion area includes a Major Store as aforesaid, then and in that event the minimum rent payable under this lease shall be increased, from and after the date that said Major Store shall first open for business, by ten percent (10%); and the parties agree to execute a supplemental instrument memorializing said increase and the date of its commencement.

As aforesaid, as part of such an expansion, Landlord may in the future add or, to the extent then existing, expand or otherwise modify, a second level above one or more of the one-story buildings at Warwick Mall.  Landlord shall be permitted so to do subject, however, to the following provisions:

(1)  If any such expansion involves the addition above the demised premises and would in any manner affect the demised premises, all expenses involved in such physical aspects shall be borne by Landlord, and Tenant shall not be put to any expense by reason thereof.

(2)  If entry into the demised premises is required in connection with construction work for any vertical or horizontal expansion, Landlord agrees that it will attempt to do such work within the demised premises at such times and in such manner so as to reduce to a feasible minimum the interference with Tenant’s use and occupancy of its premises. Landlord will also, in such case, attempt to box-in any working areas of the demised premises to be utilized for said work with dust-proof partitions so as to enable Tenant to continue in business to the maximum extent possible.

(3)  If entry into the demised premises is required, Landlord agrees that, subject to the provisions of Section 16.3 hereof, Landlord shall be responsible for any damage to Tenant’s property which can be established by Tenant to have been caused directly by Landlord’s entry and work as aforesaid; but Landlord shall not be responsible for any consequential damages in any event.

(4)  There shall be a fair and equitable abatement of minimum rent and other charges for each business day during which Tenant’s use of its premises is interfered with, due regard being given to the extent to which Tenant is required to curtail, reduce, or close down its operations by reason thereof.

Furthermore, if Landlord decides to expand, remodel or reconfigure Warwick Mall (but Landlord agrees not to invoke these relocation provisions solely in order to combine the demised premises with other non-Major Store premises for use by another mall store tenant) and Landlord determines that the same would require that the area in which the demised premises are located be changed in any manner, then and in that event, Landlord shall notify Tenant thereof and in such notice shall specify an effective date, if applicable in accordance with the following provisions, of a shift in location of the demised premises, which effective date shall not be sooner than ninety (90) days after the date of such notice.  In such event, Landlord and Tenant shall attempt in good faith to agree upon a suitable new location (if any is available) for Tenant’s store (“New Premises”) in the original or expansion area of the mall building of the Shopping Center which New Premises are comparable in size and mall frontage to the original demised premises hereunder.  If so available, Landlord shall designate such New Premises within the “footprint” of the area shown on Sheet 2 of Exhibit “A” hereto as the “Relocation Area”; and if Landlord so designates such New Premises within said Relocation Area footprint, then Tenant shall accept same and the demised premises shall be shifted into same subject to and in accordance with the following provisions of this section; if Landlord shall in good faith determine that it cannot offer any available such space to Tenant within the Relocation Area, then Landlord may offer to Tenant such New Premises (if available) in another location but Tenant shall not be required to accept a relocation into such New Premises outside of the Relocation Area.  If Landlord and Tenant agree on a new location in accordance with the foregoing, they shall enter into an amendment to this lease (“Amendment”) which shall set forth the shift in location of the demised premises into the New Premises as of the aforesaid effective date.  In such event:  (a) this lease shall be amended by the Amendment to be for a term approximating in length the original term hereof (that is, expiring seven (7) years after the effective date of the shift into the New Premises; (b) minimum rent under this lease shall be amended by the Amendment to be at the same per square foot rate as originally set forth in this lease for the period through the original expiration date of the term set forth in Section 1.1 (the “Original Expiration Date”) and minimum rent shall be increased by $3.33 per square foot per annum every two (2) years for the balance of the term after the Original Expiration Date; (c) Tenant will remodel the New Premises and otherwise prepare to and open for business in the New

Premises (subject only to force majeure delays in so doing) by the aforesaid effective date of the shift, in accordance with the provisions of ARTICLES III and VI of this lease (all as if the New Premises were the original demised premises and the effective date of the shift were the term commencement date); and (d) Tenant shall vacate the original demised premises and deliver possession thereof to Landlord, on or before the aforesaid effective date of the shift, in the condition required as at the end of the term hereof.

In the event of such a shift in location and execution of the Amendment as specified above, Landlord agrees that if (a) Tenant shall not then be in default under this lease (and, without limitation, shall have vacated the original demised premises leaving the same in the condition required as at the end of the term, and shall have opened for business in the New Premises), and (b) Tenant shall have certified to Landlord the amount of “Tenant’s Leasehold Improvement Costs” (as defined below), and furnished Landlord with such certification and reasonable back-up (such as paid invoices and the like) as Landlord may request confirming the same not later than sixty (60) days after the original commencement date of the term of this lease, then it shall be a condition of the effectiveness of such shift in location that Landlord pay to Tenant, within thirty (30) days after satisfaction of the foregoing conditions, an amount equal to the then unamortized portion of Tenant’s Leasehold Improvement Costs, amortized on a straight-line basis over the original term of this lease.  In addition, Landlord shall thereupon reimburse Tenant an amount equal to Tenant’s reasonable costs paid by Tenant to third parties (as likewise confirmed to Landlord’s reasonable satisfaction) for physically moving from the original demised premises to the New Premises Tenant’s inventory and any other personal property to be sold from or used in its operations in the New Premises.

In the event that Landlord makes any such election but no agreement is reached to shift the location of the demised premises or such Amendment is not signed within thirty (30) days after Tenant’s receipt of Landlord’s notice of its election, Landlord shall have the right to terminate this lease by giving Tenant notice of Landlord’s desire to do so prior to the execution of such Amendment.  If Landlord shall give Tenant such termination notice, this lease shall terminate as of the termination date specified in such notice, which date shall not be sooner than sixty (60) days after the date of such notice.  Such termination shall have the same force and effect as if the date so stipulated was the date originally established as the expiration date of the term hereof; provided, however, that within thirty (30) days after the effectiveness of such termination and the execution and delivery by Tenant to Landlord of a recordable instrument satisfactory to Landlord for the purpose of confirming such termination of this lease, and the payment of all charges hereunder payable by Tenant and vacating by Tenant of the demised premises in accordance with all applicable provisions of this lease — Landlord shall pay to Tenant an amount equal to the then unamortized portion of Tenant’s Leasehold Improvement Costs determined and certified to Landlord within sixty (60) days after the original term commencement date, and amortized, all as aforesaid.

The foregoing provisions of this Section shall not be construed to confer upon Tenant any so-called option, right of refusal or other right, or to impose upon Landlord any obligation except as expressly hereinabove set forth.

For the purposes hereof, the term “Tenant’s Leasehold Improvement Costs” shall mean the actual cost to Tenant of performing the initial leasehold improvements actually made to the demised premises as part of Tenant’s work (performed in accordance with plans and specifications approved by Landlord) in initially remodeling the demised premises, but excluding costs for signs, fixtures, furniture, equipment, design costs, legal fees, engineering fees or other such soft costs.  Tenant shall certify to Landlord the amount of Tenant’s Leasehold Improvement Costs as soon as such initial remodeling is completed and shall supply to Landlord such back-up material (such as paid invoices) as Landlord may reasonably require in respect thereof.

Section 2l.22.  Other Agreements.

The Tenant hereby warrants and represents that neither this lease nor the operation of the demised premises hereunder violates the provisions of any instrument heretofore executed by the Tenant or any affiliate of the Tenant, including, without limitation, any so-called radius restriction contained in any such instrument.

Section 21.23. [Intentionally Omitted.]

Section 21.24.  REIT Financing Provision.

The Landlord and the Tenant hereby agree that it is their intent that all minimum rent, percentage rent and all additional and other charges payable to the Landlord under this lease (hereinafter individually and collectively referred to as “Rent”) shall qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Department of the U.S. Treasury Regulations promulgated thereunder (the “Regulations”).  Should the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in revenue rulings or other similar public pronouncements, be changed so that any Rent no longer so qualifies as “rent from real property” for purposes of Section 856(d) of the Code and the Regulations promulgated thereunder, such Rent shall be adjusted in such manner as the Landlord may require so that it will so qualify; provided, however, that any adjustments required pursuant to this Section 21.24 shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to such adjustment.  The parties agree to execute such further instruments as may reasonably be required by the Landlord in order to give effect to the foregoing provisions of this Section 21.24.

Section 21.25. [Intentionally Omitted.]

Section 21.26.  [Intentionally Omitted.]

Section 21.27. [Intentionally Omitted.]

Section 21.28.  Tenant’s Identity Representation.

Tenant represents to Landlord that Tenant is a wholly-owned subsidiary of NBTY Inc., a public corporation; and that Tenant is the affiliate of said public corporation which is the tenant-occupant and operator of a substantial majority of the Vitamin World retail stores (numbering several hundred) throughout the United States.  Landlord has relied on the accuracy of the foregoing in entering into this lease with Tenant without requiring a guarantee or security deposit; accordingly, it shall be an Event of Default by Tenant hereunder (for which Landlord shall have all remedies available to it pursuant to the provisions of this lease or otherwise at law or in equity) if, at any time prior to the expiration of the term of this lease, the Tenant is not a wholly-owned subsidiary of said NBTY Inc., a public corporation and/or the Tenant is not the affiliate of said public corporation which is the tenant-occupant and operator of a substantial majority of the Vitamin World retail stores (numbering several hundred) throughout the United States.

Section 21.29.  Satellite Dish.

Subject to strict compliance with the following provisions, Tenant shall be permitted during the term of this lease to install and use a satellite dish (the “Dish”, which shall be a reference thereto, original and any replacement, including any related wiring, etc., connecting the same to the demised premises in order to render the same operational for intended purposes), to be used for, and only for, Tenant’s own business communications purposes for its operations in the demised premises.  The Tenant’s rights under this Section to install and use the Dish are and shall be considered a license.  Landlord agrees not arbitrarily to revoke the same during the term of this lease provided that Tenant complies with all of the provisions of this Section (including all of its obligations set forth or referred to herein) relating to the Dish; conversely, if Landlord determines that Tenant is not in strict compliance therewith, Landlord may terminate Tenant’s rights under this Section, without in any way diminishing or otherwise affecting any other provision(s) of this lease, upon notice thereof to Tenant (but Landlord agrees that the first time, if any, that Landlord elects so to terminate on account of any such noncompliance, the Tenant shall have a 10-day cure period).

For all purposes (except as specifically otherwise provided in this Section), including without limitation, for and with respect to the Tenant’s liability for any damage to property or injury to persons, and Tenant’s obligations at its own cost to repair and maintain, insure and indemnify the Landlord, the Dish shall be considered to be Tenant’s personal property contained within the demised premises.  Furthermore, specifically, all matters pertaining to the Dish and Tenant’s rights under this Section, including without limitation, the use and the location of any Dish, the method of any such installation, and the type and specifications (including size, shape, color and technical specifications), shall be subject to (and Tenant agrees as aforesaid strictly to comply with) the following:  (i) all applicable laws, codes, rules and regulations, and directions, of governmental authorities, as well as any such rules, regulations and directions of Landlord’s mall manager; (ii) prior written approval by Landlord, which shall be required for any and all installations and related work and/or other such matters related to any such Dish; (iii) no Dish shall be visible from the exterior of the building in which the demised premises are located nor shall any such Dish (specifically including the operation thereof) interfere with any other equipment or systems located in or about the building or the balance of the Shopping Center, or any use of the same; (iv) all work related to any such Dish shall be performed in accordance with all applicable provisions of this lease including, without limitation, the provisions of Articles VI and XIII and Exhibit “B”, and, as aforesaid, the provisions of Articles XIV and XVI regarding indemnity, insurance, etc., shall be fully applicable (with only such changes, if any, as are required in this context) to the installation, use, repair and maintenance, replacement, relocation and removal of any such Dish; (v) the Tenant shall be responsible for any and all charges and fees imposed by any network for the provision of satellite dish communications to any such Dish but the Tenant may select its own satellite dish communications network to serve the demised premises as long as there is no resulting noncompliance with the provisions of this Section or other applicable provisions of this lease; (vi) the installation, repair and maintenance, replacement, relocation and removal of any such Dish shall be performed and otherwise effected at all times so as to maintain in full force and effect any applicable roof and/or construction-related guaranties and warranties; and (vii) the Tenant agrees, upon Landlord’s notice requesting same, to relocate the Dish and, upon the termination of this lease or of Tenant’s rights repaired consistent with the provisions hereof any damage resulting from any such relocation or removal.  Furthermore, the Tenant shall defend, indemnify and hold the Landlord harmless from and against any and all loss, cost, damage and expense, and any claims relating thereto, resulting from the installation, use, repair and maintenance, replacement, relocation and/or removal of any such Dish including, without limitation, all fees, costs and expenses relating to roof or wall penetrations and any such communications network fees and charges.

Section 21.30.  Special Right of Termination.

In the event that the premises adjacent to the demised premises currently being operated as a Newport Creamery operation (the “Creamery Premises”) becomes available to Landlord and Landlord desires to combine all or substantially all of the Creamery Premises with all or substantially all of the demised premises, then Landlord shall have the right to terminate this lease by giving Tenant notice of Landlord’s desire so to do.  If Landlord shall give Tenant such notice, then this lease shall terminate as of the termination date specified in such notice, which date shall not be sooner than sixty (60) days after the date of such notice, with the same force and effect as if the date so stipulated was the date originally established as the expiration date of the term hereof; provided, however, that if (a) Tenant shall not then be in default under this lease, and (b) Tenant shall have certified to Landlord the amount of “Tenant’s Leasehold Improvement Costs” (as defined in this lease), and furnished Landlord with such certification and reasonable back-up (such as paid invoices and the like) as Landlord may request confirming the same not later than sixty (60) days after the original commencement date of the term of this lease, then it shall be a condition of the effectiveness of such termination that Landlord pay to Tenant an amount equal to the then unamortized portion as of the effective date of such termination of Tenant’s Leasehold Improvement Costs, as amortized on a straight-line basis over the original term of this lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

WITNESS the execution hereof in any number of counterpart copies, each of which counterpart copies shall be an original for all purposes, as of the day and year first above written.

WARWICK MALL L.L.C.

	By:		/s/ Mark T. Brennan
Mark T. Brennan, Manager

- and -

	By:		Bliss Properties, Inc., Manager

		By:	/s/ Dan Bliss
Its Vice President
Hereunto Duly Authorized

As Managers of Warwick Mall L.L.C., in their capacity as such Managers and not individually

[LANDLORD]

VITAMIN WORLD, INC.

	By:		/s/ Jeffrey Schneider
President

ATTEST:

/s/ Michael Slade
Secretary
[TENANT]

STATE OF	Rhode Island	)
) ss.
COUNTY OF	Kent	)

In Rhode Island on this 8th day of September, 2003, before me personally appeared Mark T. Brennan, as Manager of Warwick Mall L.L.C., to me known and known by me to be the party executing the foregoing instrument, and he acknowledge said instrument, by him executed, to be his free act and deed in his capacity as Manager of Warwick Mall L.L.C.

/s/ Lisa L. Normandin
Notary Public
Printed Name:	Lisa L. Normandin
My Commission Expires:	9-8-03

STATE OF RHODE ISLAND		)
) ss.
COUNTY OF	Kent	)

In Rhode Island on this 8th day of Sept., 2003, before me personally appeared Dan Bliss, who being by me duly sworn did say he is Vice President of Bliss Properties, Inc., a Rhode Island corporation, and a Manager of Warwick Mall L.L.C., to me known and known by me to be the party executing the foregoing instrument, and he acknowledged said instrument, by him executed, to be his free act and deed in his capacity as such officer and the free act and deed of said corporation in its capacity as Manager of Warwick Mall L.L.C.

/s/ Lisa L. Normandin
Notary Public
Printed Name:	Lisa Normandin
My Commission Expires:	9-8-03

STATE OF New York		)
) ss.
COUNTY OF	Suffolk	)

On this 27 day of August, 2003, personally appeared before me Jeffrey Schneider, President of Vitamin World, Inc. known to me and known by me to be the person who executed the foregoing instrument, and acknowledged the same to be his own free act and deed and the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year above written.

/s/ Marialise Dunphy
Notary Public
My Commission Expires:
April 18, 2006

EXHIBIT “A”

PLAN

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'FILENE'S TRACT'
'DEVELOPER'S TRACT'
'MACY'S TRACT'
SHOPPING CENTER
TRACT BOUNDARIES

SUMNER
A DIVISION OF CARTER & BURGESS, INC
23 EAST STREET
CAMBRIDGE, MA 02141-1215
T 617 225 0200 F 617 225 0216
481 BUCKLAND ROAD, SUITE 201
SOUTH WINDSOR, CT 06074
T 860 648 5619 F 617 648 5665

EXHIBIT 'A'
WARWICK MALL
WARWICK, RI

N.T.S.	05-04-00	SHEET 1

20
75

WARWICK MALL

WARWICK, RHODE ISLAND

ARCHITECT:
SUMNER SCHEIN
LIMITED PARTNERSHIP

DATE: 10/18/82 SHEET NO.: 3 of 3
SCALE: 1/8 INCH = 1 FT.

VITAMIN WORLD

B107 1500sf

EXHIBIT "A"

EXHIBIT “B”

STORE REMODELING REGULATIONS

1.                                       Tenant and Tenant’s contractor shall be responsible for supplying a mop and mopping dust and “tracks” in the enclosed mall of Warwick Mall (the “Mall”) as necessary throughout the day.

2.                                       All debris must be neatly removed through the rear door of the store between the hours of 9:30 p.m. and 9:30 a.m.  No dumpsters are allowed, and no use shall be made of any existing compactors with respect to such debris.

3.                                       Any work deemed to be “loud” must be performed between 9:30 p.m. and 9:30 a.m.

4.                                       Large deliveries of construction materials shall be made only between 9:30 p.m. and 9:30 a.m.

5.                                       If there is no construction barricade, work on the Mall side of the storefront must be performed between 9:30 p.m. and 9:30 a.m.

6.                                       The Mall’s doors are opened at 7:00 a.m. and closed at 10:00 p.m.  Access during “off” hours may be arranged by contacting The Mall Office (401-739-7500).

7.                                       Any shutdown of the sprinkler system must be done by the Mall’s service contractor.  Arrangements must be made directly with that service contractor after Mall management is notified.  All costs incurred are the responsibility of the Tenant or Tenant’s contractor.

8.                                       With respect to the so-called “neutral piers” which separate the various stores at the Mall and which protrude beyond the lease line into the Mall area, should Tenant (in connection with its construction and remodeling work)  do any damage whatsoever to the covering of said piers, Landlord will repair any such damage and Tenant shall reimburse Landlord promptly upon receiving Landlord’s statement for such work.

9.                                       Whether part of Tenant’s initial remodeling work or subsequent thereto, Tenant agrees that no work whatsoever will be done which may affect any portion of the roof of the Shopping Center without first having secured Landlord’s written consent to any such work.  Further, all of such work as it affects the roof shall be performed by Landlord’s roofing contractor, with Tenant obligated to reimburse Landlord immediately upon receipt of Landlord’s invoice therefor for all charges imposed by said roofing contractor; with Landlord having the same rights to proceed against Tenant as though said charges were payable as minimum rent pursuant to the terms of the lease to which this Exhibit “B” is annexed.

[NOTE:  All times are “local time”]

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EXHIBIT “C”

LIST OF EXISTING USE RESTRICTIONS

The following is a list of the use restrictions referred to in Section 10.1 of this lease.  Tenant agrees that none of the following enumerated items ever shall be sold (or rented) or displayed in or from the demised premises (except in such limited areas and/or amounts as are set forth below as being permitted):

1.             Pre-recorded music and/or video entertainment, such as (but not limited to) records, cassettes, compact discs, laser discs, and video tapes;

2.             Computer hardware and software, including (but not limited to) so-called video games;

3.             Greeting cards and party goods;

4.             Athletic footwear;

5.             Books, newspapers and periodicals;

6.             Health and beauty aids such as are sold in drugstores or pharmacies;

except that, if and to the extent expressly permitted by the Tenant’s Use clause set forth in Section 1.1 of this lease, the Tenant shall be permitted to devote up to fifty (50) square feet of floor area within the demised premises to the incidental sale and display of items within each such category.

In addition, the Tenant agrees that the demised premises never shall be used:  (a) for any restaurant, cafeteria or like operations selling food and/or beverages for on-site and/or so-called “takeout” consumption; or (b) as a savings bank (or the like) or for the provision of banking services and/or ATM (automatic teller machine) or any other vending machine retail services.

(Here ends Exhibit “C”)

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